UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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EQUITY COMMONWEALTH
(Name of Registrant as Specified In Its Charter)

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EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606
April 26, 2022
Dear Shareholder:
You are cordially invited to the 2022 Annual Meeting of Shareholders of Equity Commonwealth. The Board of Trustees will hold the 2022 Annual Meeting of Shareholders in a virtual-only format.
At the Annual Meeting, you will be asked to (i) elect the 8 trustees named in our proxy materials to the Board of Trustees, (ii) approve, on a non-binding advisory basis, the compensation of our named executive officers, (iii) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and (iv) transact such other business as may properly come before the Annual Meeting. The accompanying Notice of the Annual Meeting describes these matters.
We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules, instead of mailing printed copies of those materials to each shareholder. Our proxy materials are available at www.proxyvote.com. We have sent to our shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials on the Internet. Please read the enclosed information carefully before submitting your proxy.
The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by following the instructions contained in our proxy materials. If you do attend the Annual Meeting, you may withdraw your proxy and vote at the Annual Meeting.

Sincerely,

Sam Zell
Chairman of the Board of Trustees

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 21, 2022
To the Shareholders of Equity Commonwealth:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Shareholders, and any adjournments or postponements thereof (the “Annual Meeting”), of Equity Commonwealth, a Maryland real estate investment trust (the “Company”), will be held in a virtual-only format on June 21, 2022, at 1:30 p.m., Central Time. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/EQC2022 and entering your control number included in the notice containing instructions on how to access Annual Meeting materials or your proxy card. The Annual Meeting will be held for the following purposes:
1.    to elect the 8 trustees named in our proxy statement to the Board of Trustees (the “Board”);
2.    to approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.    to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.    to transact such other business as may properly come before the Annual Meeting.
The Board will hold the 2022 Annual Meeting of Shareholders in virtual-only format. Broadridge, a global proxy services firm, will host the virtual-only Annual Meeting. In order to participate in the virtual-only Annual Meeting, vote during the Annual Meeting and submit questions, please log into the meeting platform at: www.virtualshareholdermeeting.com/EQC2022. The virtual-only Annual Meeting will begin promptly at 1:30 p.m. Central Time, on June 21, 2022. Online access will begin at 1:15 p.m. Central Time. We encourage you to access the virtual-only Annual Meeting prior to the start time. Broadridge will have personnel ready to assist you with any technical difficulties you may have accessing the virtual-only Annual Meeting. Shareholders who hold their shares in “street name” through a broker or other financial institution or are registered shareholders may use the 16-digit control number and the instructions previously distributed to them to join the virtual-only Annual Meeting. We know of no other matters to come before the Annual Meeting. Only holders of record of common shares at the close of business on April 14, 2022 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.
Regardless of the number of shares you hold, as a shareholder your role is very important, and the Board strongly encourages you to exercise your right to vote. Pursuant to the U.S. Securities and Exchange Commission’s “notice and access” rules, our Proxy Statement, proxy card and 2021 Annual Report to Shareholders are available online at www.proxyvote.com.
We encourage you to contact the firm assisting us in the solicitation of proxies, D.F. King & Co., Inc. (“D.F. King”), if you have any questions or need assistance in voting your shares. Banks and brokers may call D.F. King collect at (212) 269-5550. Shareholders may call D.F. King toll-free at (800) 967-4607.

By Order of the Board of Trustees,

Orrin S. Shifrin
April 26, 2022	Executive Vice President,
Chicago, Illinois 60606	General Counsel and Secretary
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE AT YOUR EARLIEST CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE AT THE ANNUAL MEETING.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	6
PROPOSAL 1: ELECTION OF TRUSTEES	10
Trustee Nominees	10
Vote Required and Recommendation	13
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	14
Vote Required and Recommendation	14
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
Vote Required and Recommendation	15
Principal Accountant Fees and Services	15
Pre-Approval Policies and Procedures	16
AUDIT COMMITTEE REPORT	17
CORPORATE GOVERNANCE AND BOARD MATTERS	18
Corporate Governance Profile	18
Board Leadership Structure	18
Executive Sessions	19
Attendance of Trustees at 2021 Board Meetings and Annual Meeting of Shareholders	19
Committees of the Board	19
Trustee Nominee Selection Process	21
Board Oversight of Risk Management	23
Corporate Governance Guidelines	23
Code of Business Conduct and Ethics	24
Sustainability and Social Responsibility	24
Communications with the Board	25
Compensation Committee Interlocks and Insider Participation	25
EXECUTIVE OFFICERS	26
COMPENSATION DISCUSSION AND ANALYSIS	27
Compensation Overview	27
Overview of Company Performance during 2021	27
Performance Over One, Three, and Five Years	28
Compensation Objectives and Philosophy	29
Compensation Snapshot	29
Executive Compensation Program Highlights	31
Compensation Determination Process	32
Elements of Compensation	33
Other Compensation Practices and Policies	41
2022 Compensation Actions	42
COMPENSATION COMMITTEE REPORT	44
EXECUTIVE COMPENSATION	45
Summary Compensation Table	45
Grants of Plan-Based Awards	46
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	47
Outstanding Equity Awards at 2021 Fiscal Year-End	48
Option Exercises and Stock Vested	49
Potential Payments Upon Termination or Change in Control	49
Pay Ratio Disclosure	53

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TRUSTEE COMPENSATION	54
Overview of Trustee Compensation Program	54
Equity Awards Granted to Independent Trustees	54
Compensation for the Chairman of the Board	54
Stock Ownership Guidelines	55
Trustee Compensation Table for Fiscal Year 2021	56
EQUITY COMPENSATION PLAN INFORMATION	57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	60
Review and Approval or Ratification of Transactions with Related Persons	60
Related Person Transactions	60
Indemnification	60
MISCELLANEOUS	62
Other Matters to Come Before the Annual Meeting	62
Shareholder Proposals and Nominations for the 2023 Annual Meeting of Shareholders	62
Householding of Annual Meeting Materials	62
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 21, 2022	63

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EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Commonwealth (“Equity Commonwealth,” the “Company” or “EQC”) on or about April 26, 2022 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 21, 2022, at 1:30 p.m., Central Time. The Board will hold the Annual Meeting in a virtual-only format in lieu of an in-person meeting.
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.
Overview
In 2021, we focused our efforts on sourcing and evaluating potential investment opportunities across a range of property types where we could utilize our team’s talents to create long-term value for our shareholders. We worked for much of the year on the acquisition of Monmouth Real Estate Investment Corporation, a publicly-traded industrial REIT (“Monmouth”), entering into a merger agreement to acquire Monmouth on May 4, 2021. Given the competitive environment generally and for industrial real estate specifically, there was significant interest in Monmouth from other potential buyers. After working the better part of the year on the transaction, we stood ready to close on the transaction with 88% of our outstanding common shares voting in favor of the merger. Monmouth, however, failed to obtain the approval of two-thirds of its outstanding common shares needed for the merger. On August 31, 2021, we terminated the merger agreement in accordance with its terms. While we were disappointed with the outcome, we remained disciplined in our approach to pricing and encouraged by the ability and effort of our team throughout the process.
Following the termination of the merger agreement with Monmouth, we have shifted our focus to the evaluation of additional investment opportunities. We are seeking to use the strength and liquidity of our balance sheet for investments in high-quality assets or businesses in a broad range of property types that offer a compelling risk-reward profile in order to create a foundation for long-term growth. We intend to be patient and disciplined in our evaluation of investment opportunities while remaining focused on proactive asset management, leasing and operations at our four remaining properties, some of which we may sell to the extent we determine that is in the best interests of our business objectives. We may also determine to sell, liquidate or otherwise exit our business if we believe doing so will maximize shareholder value.
In 2021, we also repurchased $174.1 million of our common shares, at a weighted average price of $25.85 per share, and we ended the year with $2.8 billion of cash for future investment opportunities. We also made further progress on our sustainability and social responsibility initiatives, significantly improving our score by 25% on the Global Real Estate Sustainability Benchmark (“GRESB”) real estate assessment and implementing a diversity, equity and inclusion initiative, including the signing of the CEO Action for Diversity & Inclusion Pledge, pledging our commitment to: (i) provide a workplace that addresses diversity and inclusion issues, (ii) implement unconscious bias education, (iii) share best practices with other pledge participants, and (iv) create strategic inclusion and diversity initiatives.

Since we took over responsibility for EQC in 2014 with a new Board and internalized management team, we have become a fundamentally different company with a smaller portfolio of higher-quality assets, a strong balance sheet with significant capacity and a track record of consistent execution. Through year-end 2021, we reduced our portfolio to four office properties in three cities, exiting 116 cities, 28 states and Australia:

* EQC Starting Portfolio includes properties classified as discontinued operations as of March 31, 2014 and excludes two land parcels previously classified as properties.
Through December 31, 2021, we have also accomplished the following:
•Completed $7.6 billion of dispositions, including the sale of 164 properties totaling 44 million square feet and three land parcels;
•Repaid debt and preferred equity balances of $3.3 billion;
•Paid $1.2 billion, or $9.50 per common share, of distributions to our common shareholders;
•Repurchased $440 million of our common shares at a dividend-adjusted, weighted average price of $21.68 per share; and
•Accumulated a cash balance of $2.8 billion, or over $24.00 per share.

Use of Disposition Proceeds
* includes cash from operations

We have returned $1.6 billion to shareholders through common share distributions and share repurchases, while maintaining a significant cash balance for future opportunities.

2021 Performance Highlights
The Company’s significant accomplishments in 2021 included:
•Sourced and evaluated numerous external growth investment opportunities across a range of property types;
•Managed the potential acquisition of Monmouth with substantially all business, operational, accounting, tax, finance, treasury, engineering, legal, personnel, risk and other matters completed and ready for transition;
•Repurchased $174.1 million, or 6.7 million of our common shares, at a weighted average price of $25.85 per share, reducing our common shares outstanding by over 5.0%;
•Completed approximately 116,000 square feet of leasing in the four properties we held on December 31, 2021, including new leasing of approximately 60,000 square feet and lease renewals covering approximately 56,000 square feet;
•Continued to advance our sustainability and social responsibility initiatives to enhance corporate office and property sustainability as well as social responsibility, including (i) completing EQC’s second annual GRESB real estate assessment with a 25% improvement to our score, and (ii) implementing a diversity, equity & inclusion initiative;
•Continued to adapt business operations in response to the COVID-19 pandemic with an emphasis on tenant and employee safety and productivity while maintaining our focus on rent collections, including:
○    successfully transitioning our employees’ return to the office, and
○    adapting our properties and corporate office to allow for continued occupancy; and
•Fostered an entrepreneurial culture with an emphasis on transparency and open communication, where working passionately and collaboratively is fundamental.
Executive Compensation Highlights
Our executive compensation program is designed to accomplish four key objectives:
1.    Reward effective executive officers who create long-term value for the Company’s shareholders;
2.    Align the long-term interests of our executive officers with the interests of the Company and the Company’s shareholders;
3.    Reward financial and operating performance and leadership excellence; and
4.    Retain and motivate executives to remain at the Company for the long-term.
As part of these objectives, our executive compensation program is centered on pay-for-performance principles that are aligned with the interests of our shareholders, including the following key components:
•Pay-for-Performance Alignment – We maintain strong pay-for-performance alignment with 64% of 2021 target compensation for our CEO and 59% for our other named executive officers being at-risk compensation that is contingent upon Company performance (excluding, for 2021, the CFO position due to the transition in that role that occurred in 2021).
•Performance-Based Annual Cash Incentives – For 2021, 67% of our named executive officers’ annual cash bonus targets are based on the achievement of corporate performance goals established at the beginning of the year, with the remaining 33% of annual cash bonus targets being based on individual performance goals. Our cash bonus program may result in significant fluctuations in payouts depending on our financial and operating success each year. In 2021, for our newly appointed chief financial officer, the individual performance achievement determination also took into account his appointment to and performance in that role.
•Focus on Long-Term Performance and Alignment with Our Shareholders – 60% of target compensation for our CEO and an average of 53% for our other named executive officers is paid in long-term equity awards that further enhance our named executive officers’ alignment with shareholders (excluding, for 2021, the CFO position due to the transition in that role that occurred in 2021). 67% of our long-term equity awards consist of performance awards subject to forfeiture based upon a primary metric of three-year relative total shareholder return (“TSR”) with a secondary metric of absolute TSR if the Company’s TSR is negative, reducing any earned performance award by 25%. The remaining 33% of our long-term equity awards are time-based and subject to vesting over a four-year period with half vesting in the fourth year.

•Commitment to Strong Compensation Governance – Our executive compensation program is designed to achieve an appropriate balance between risk and reward by employing both good compensation governance and appropriate risk mitigation features, including:
◦Compensation clawback policy that covers all incentive-based compensation (cash and equity) for all our named executive officers;
◦Equity ownership requirements (including 6x base salary for our CEO), with executives required to hold all equity awards until the guidelines are met;
◦Anti-hedging and anti-pledging policies applicable to all of our named executive officers;
◦Long-term vesting requirements on equity awards;
◦Caps on short-term annual incentive program and long-term incentive compensation payouts;
◦Multiple performance factors that provide for a range of payouts (not all or nothing); and
◦Double-trigger change in control provisions and no excise tax gross-ups.
Corporate Governance Highlights
We are committed to a corporate governance approach that promotes transparency as well as alignment with and accountability to our shareholders. We consistently look to improve our corporate governance policies and practices, including:

✔	Majority voting in uncontested trustee elections
✔	Annual trustee elections, with shareholder approval required to stagger the Board
✔	Lead independent trustee with robust duties
✔	Separate chairman and chief executive officer
✔	6 of 8 trustees are independent
✔	Regular executive sessions of independent trustees
✔	All members of Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent
✔	All members of Audit Committee are financially literate with two of three being audit committee financial experts under SEC rules
✔	Annual board and committee review and self-evaluations
✔	Code of Business Conduct and Ethics that covers trustees and employees as well as the Company’s relationships with its vendors
✔	Meaningful share ownership guidelines for our trustees (4x annual cash retainer), chief executive officer (6x salary) and other named executive officers (3x salary)
✔	Opted out of Maryland business combination and control share acquisition statutes
✔	No shareholder rights plan (commonly known as a “poison pill”)
✔	Active shareholder engagement
✔	Shareholders have ability to amend the Company’s bylaws by majority vote
Our Board reviews our corporate governance practices regularly, and we strive to operate the Company on a foundation of strong corporate governance principles. For additional information, see pages 18-25 below regarding our corporate governance policies.

Proposal/Voting Overview

Proposal	Board Vote Recommendation	Page # for Additional Information
Election of 8 Trustees	FOR each nominee	10
Advisory vote on executive compensation	FOR	14
Ratification of the appointment of independent registered public accounting firm	FOR	15
Annual Meeting Information

Date & Time:	June 21, 2022, at 1:30 p.m. Central Time
Place:	Virtual meeting at www.virtualshareholdermeeting.com/EQC2022
Record Date:	April 14, 2022
How to Vote

Online:	Vote at www.proxyvote.com using the shareholder identification number provided in the Proxy Notice
Telephone:	If you received printed materials, follow the “Vote by Phone” instructions on the proxy card
Mail:	If you received printed materials, mark, sign and date the proxy card and return it in the pre-paid envelope
Trustee Nominees

Name	Age as of Annual Meeting	Trustee Since	Independent
Sam Zell	80	2014
Ellen-Blair Chube	41	2020	X
Martin L. Edelman	81	2014	X
David A. Helfand	57	2014
Peter Linneman	71	2014	Lead Independent Trustee
Mary Jane Robertson	68	2014	X
Gerald A. Spector	75	2014	X
James A. Star	61	2014	X

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this Proxy Statement?
This Proxy Statement is furnished by the Board of Equity Commonwealth, a Maryland real estate investment trust, in connection with the Board’s solicitation of proxies for the Annual Meeting, and any adjournments or postponements thereof, to be held in a virtual-only format on June 21, 2022, at 1:30 p.m., Central Time. This Proxy Statement is first being made available to shareholders on or about April 26, 2022. Unless the context requires otherwise, references in this Proxy Statement to “Equity Commonwealth,” “we,” “our,” “us” and the “Company” refer to Equity Commonwealth, together with its consolidated subsidiaries.
Why didn’t I automatically receive a paper copy of the Proxy Statement, proxy card and Annual Report?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, rather than paper copies of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) to our shareholders.
How can I receive electronic access to the proxy materials?
The Proxy Notice includes instructions on how to access our proxy materials over the Internet at www.proxyvote.com and how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.
In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and the proxy voting site. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.
What am I being asked to vote on?
You are being asked to vote on the following proposals:
●    Proposal 1 (Election of Trustees): the election of the 8 trustees named in this Proxy Statement to our Board;
●    Proposal 2 (Advisory Vote on Executive Compensation): the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
●    Proposal 3 (Ratification of the Appointment of Ernst & Young LLP): the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
Our Board knows of no other matters to be brought before the Annual Meeting.
What are the Board’s voting recommendations?
The Board recommends that you vote as follows:
●    Proposal 1 (Election of Trustees): “FOR” each of the Board’s nominees for election as trustee;
●    Proposal 2 (Advisory Vote on Executive Compensation): “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
●    Proposal 3 (Ratification of the Appointment of Ernst & Young LLP): “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
Who is entitled to vote at the Annual Meeting?
The close of business on April 14, 2022 has been fixed as the record date (the “Record Date”) for the Annual Meeting. Only shareholders of record of our common shares of beneficial interest, $0.01 par value per share (“Common Shares”), at the close of business on the Record Date are entitled to notice of, to attend, and to vote at the Annual Meeting. On April 14, 2022, we had 112,670,136 Common Shares outstanding.

What are the voting rights of shareholders?
Each Common Share is entitled to one vote on each matter to be voted on.

How do I vote?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the shareholder of record with respect to those shares and the Proxy Notice was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card (the “Proxy Agents”) how to vote your Common Shares in one of the following ways:
●    Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have the shareholder identification number provided in the Proxy Notice.
●    Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.
●    Vote by regular mail. If you received printed materials and would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
Proxies submitted over the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern Time, on June 20, 2022.
If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Proxy Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.
How are proxy card votes counted?
Proxies submitted properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is submitted but voting instructions are not made, the proxy will be voted “FOR” each of the 8 trustee nominees, “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and in such manner as the Proxy Agents, in their discretion, determine upon such other business as may properly come before the Annual Meeting. If the proxy is submitted and voting instructions are made for some, but not all, of the proposals, as to matters in which instructions are given, the proxy will be voted in accordance with those instructions, and for all other proposals, the proxy will be voted as described in the prior sentence.
If your Common Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our Common Shares are traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold Common Shares for a beneficial owner do not receive voting instructions from that owner at least 10 days prior to the Annual Meeting, the broker may vote only on the proposal if it is considered a “routine” matter under the NYSE’s rules. On non-routine matters, nominees do not have discretionary voting power and cannot vote without instructions from the beneficial owners, resulting in a so-called “broker non-vote.” Pursuant to the rules of the NYSE, the election of trustees and the approval of the compensation of our named executive officers are each a “non-routine” matter and brokerage firms may not vote without instructions from their client on these matters, resulting in a broker non-vote. In contrast, ratification of the appointment of an independent registered public accounting firm is considered a “routine” matter under NYSE’s rules, which means that brokers have discretionary voting authority to the extent they have not received voting instructions from their client on the matter.

How many votes are needed for each of the proposals to pass?
The proposals to be voted on at the Annual Meeting have the following voting requirements:
●    Proposal 1 (Election of Trustees): You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees or vote “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. Pursuant to our Articles of Amendment and Restatement of Declaration of Trust (our “Charter”), in an uncontested election, a majority of votes cast at the Annual Meeting is required to elect each trustee. “Majority of votes cast” means that the number of shares voted “FOR” a trustee’s election exceeds 50% of the total number of votes cast with respect to that trustee’s election, with votes “cast” including all votes “FOR” and “WITHHOLD.” There is no cumulative voting in the election of trustees. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
●    Proposal 2 (Advisory Vote on Executive Compensation): You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2. The affirmative vote of a majority of votes cast at the Annual Meeting is required to adopt a resolution approving, on a non-binding advisory basis, the compensation of our named executive officers described in this Proxy Statement. For purposes of the vote on Proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions and broker non-votes will count toward the presence of a quorum. While the vote on Proposal 2 is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the compensation of our named executive officers.
●    Proposal 3 (Ratification of the Appointment of Ernst & Young LLP): You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3. The affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. For purposes of the vote on Proposal 3, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote, although abstentions will count toward the presence of a quorum.
What will constitute a quorum at the Annual Meeting?
A quorum of shareholders is required for shareholders to take action at the Annual Meeting, except that the Annual Meeting may be adjourned if less than a quorum is present. The presence, through the virtual meeting platform or by proxy, of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares that are voted “FOR,” “AGAINST,” “WITHHOLD” or “ABSTAIN” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting through the virtual meeting platform, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum.
Who can attend the Annual Meeting?
Only shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Shareholders may be asked to provide proof of stock ownership as of the Record Date. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or other similar evidence of ownership.
If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Voting in advance does not affect your right to attend the virtual-only Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Ballots will be available at the meeting for shareholders of record. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you may vote your shares at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Will any other matters be voted on?
The proposals set forth in this Proxy Statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the Proxy Agents or their substitutes to vote on any other business that may properly come before the meeting. If the Annual Meeting is postponed or adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

May I change my vote after I have voted?
You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, (ii) filing a duly executed proxy bearing a later date with us, or (iii) attending and voting at the Annual Meeting. If your Common Shares are held by a broker, bank or any other persons holding Common Shares on your behalf, you must contact that institution to revoke a previously authorized proxy.
Who is soliciting the proxies and who pays the costs?
The enclosed proxy for the Annual Meeting is being solicited by the Board. Proxies also may be solicited, without additional compensation, by our trustees and officers by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our Common Shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies, for which we will pay a fee of $9,000 plus reimbursement of expenses. We have agreed to indemnify D.F. King against certain liabilities arising out of our agreement with D.F. King.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.
Whom should I call if I have questions or need assistance voting my shares?
Please call the firm assisting us in the solicitation of proxies, D.F. King, if you have any questions or need assistance in voting your shares. Banks and brokers may call D.F. King collect at (212) 269-5550. Shareholders may call D.F. King toll-free at (800) 967-4607.

PROPOSAL 1: ELECTION OF TRUSTEES
The Board has set the number of trustees at 8. The 8 individuals named below, each of whom currently serves on our Board, have been recommended by our Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2023 Annual Meeting of Shareholders and until their respective successors are elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board has determined that all of our trustees, other than Sam Zell and David Helfand, are independent under applicable SEC and NYSE rules.
The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board also may, as permitted by our bylaws, decrease the size of the Board.
The Nominating and Corporate Governance Committee has set forth in a written policy minimum qualifications that a trustee candidate must possess. See “Corporate Governance and Board Matters—Trustee Nominee Selection Process.”
Trustee Nominees
The table below sets forth the names and ages of the trustees nominated for election at the Annual Meeting, as well as the positions and offices held.

Name	Position With the Company	Age as of the Annual Meeting
Sam Zell	Chairman of the Board	80
Ellen-Blair Chube	Trustee	41
Martin L. Edelman	Trustee	81
David A. Helfand	President, Chief Executive Officer and Trustee	57
Peter Linneman	Lead Independent Trustee	71
Mary Jane Robertson	Trustee	68
Gerald A. Spector	Trustee	75
James A. Star	Trustee	61
Set forth below is certain biographical information of our trustee nominees.
Sam Zell has been our trustee and Chairman of the Board since May 2014. Mr. Zell is also the founder and has served as the Chairman of Equity Residential (NYSE: EQR), a multifamily real estate investment trust, and Equity LifeStyle Properties, Inc. (NYSE: ELS), a real estate investment trust focused on manufactured home communities, since 1993. Mr. Zell is also the Chairman of Equity Group Investments (“EGI”), a private entrepreneurial investment firm he founded more than 50 years ago. He is also founder and Chairman of Equity International, a private investment firm focused on real estate-related companies outside the U.S., which introduced the first Brazilian and Mexican real estate companies, respectively, to NYSE. Mr. Zell has also served as Chairman of the Board of Equity Distribution Acquisition Corp. (NYSE: EQD) since 2020. Previously, Mr. Zell served as Chairman of the Board of Covanta Holding Corporation, a world leader in providing sustainable waste and energy solutions, from 2005 to 2021, when it was acquired by EQT Infrastructure. In addition, Mr. Zell founded and served as Chairman of Equity Office Properties Trust (“EOP”), which was sold in February 2007 for $39 billion in the largest private equity transaction at the time. Mr. Zell also previously served as Chairman of Anixter International Inc., a leading global provider of communications, security, and wire and cable products, from 1985 to 2020. Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business, the Zell Fellows Program at Northwestern University’s Kellogg School of Management, and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC). The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support. Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton Real Estate Center. Mr. Zell was recognized in 2017 by Forbes as one of the 100 Greatest Living Business Minds. He holds a J.D. and a B.A. from the University of Michigan.

Our Board determined that Mr. Zell should serve on our Board based on his experience of over 40 years as a chairman, director and executive of various companies, his management of billions of dollars in global investments, his strong track record of stewarding companies towards the maximization of their potential and being recognized as a founder of the modern real estate investment trust (“REIT”) industry and a leading driver for increased transparency and strong corporate governance.

Ellen-Blair Chube became a trustee in September 2020. Ms. Chube has served as a Partner, Managing Director and Client Service Officer for the Investment Bank for William Blair since 2015. Ms. Chube is responsible for high-level engagement with clients, including the development of a global client service platform to obtain insights and feedback from the firm’s clients on their individual and collective interactions. Prior to joining William Blair, Ms. Chube was Vice President and Chief of Staff to the Chairman and CEO at Ariel Investments. In that role, she was responsible for providing strategic and operational support, as well as translating the firm’s short and long-term vision into actionable strategies. Before Ariel, Ms. Chube spent nearly a decade in Washington, DC working on financial services policy in both the House of Representatives and the U.S. Senate. She served as the Staff Director for the Senate Banking Subcommittee on Security, International Trade and Finance, and Senator Evan Bayh's chief adviser on all Banking Committee and economic issues. She was responsible for his legislative priorities (specifically on corporate governance) in the Dodd-Frank financial regulatory reform bill enacted in July 2010. Ms. Chube serves on the board of Oil-Dri Corporation of America (NYSE:ODC), where she serves as Chair of the Nominating Committee and is a member of the Compensation Committee. She is a trustee of the Museum of Contemporary Art in Chicago (Chair, Audit Committee; Finance, Executive Committee) and is on the board of the Chicago Children’s Choir (Chair, Nominating and Governance Committee; Executive Committee). Ms. Chube holds a JD from Georgetown University Law Center and a BA in political science from Northwestern University.
Our Board determined that Ms. Chube should serve on our Board based on her leadership experience in investment management, her extensive knowledge and background in financial regulation and policymaking and her significant experience serving on the boards of public and private companies.
Martin L. Edelman has been our trustee since July 2014. Mr. Edelman has served as Of Counsel in the Real Estate practice of Paul Hastings LLP, an international law firm, since 2000. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. Mr. Edelman is a Director of Blackstone Mortgage Trust, Inc. (NYSE: BXMT), Aldar Properties PJSC (ADX: ALDAR) and GlobalRoundries (NASDAQ: GFS). He served as a Director of Morgans Hotel Group Co. (NASDAQ: MHGC) from 2014 to 2015, as a Director of Avis Budget Group, Inc. (NASDAQ: CAR) from 1997 to 2013, as a Director of Ashford Hospitality Trust, Inc. (NYSE: AHT) from 2003 to 2014 and also served on the Board of Directors of Advanced Micro Devices, Inc. (NYSE: AMD) from 2012 to 2017. He also currently serves on the boards of various nongovernmental organizations. Mr. Edelman has more than 40 years of experience and concentrates his practice on real estate and corporate mergers and acquisitions transactions. The focus of Mr. Edelman’s practice has been large, complex transactions, including cross-border transactions. He has been involved in all stages of legal development of pioneering financial structures, including participating debt instruments, institutional joint ventures in real estate, and joint ventures between U.S. financial sources and European real estate companies. He has also done extensive work in Europe, Canada, Mexico, Japan, the Middle East, and Latin America. Mr. Edelman holds an A.B. from Princeton University and an LL.B. from Columbia Law School.
Our Board determined that Mr. Edelman should serve on our Board based on his experience advising companies in complex real estate and corporate transactions, his extensive legal and financial background with over 40 years of experience in the legal profession and his considerable experience in complex negotiations involving acquisitions, dispositions and financing.
David A. Helfand has been our trustee, President and Chief Executive Officer since May 2014. Mr. Helfand serves as an Advisor to EGI, a private investment firm, where he previously served as Co-President, overseeing EGI’s real estate activities. Prior to EGI, Mr. Helfand was Founder and President of Helix Funds LLC (“Helix Funds”), a private real estate investment management company, where he oversaw the acquisition, management and disposition of more than $2.2 billion of real estate assets. While at Helix Funds, he also served as Chief Executive Officer for American Residential Communities LLC (“ARC”), a Helix Funds portfolio company. Before founding Helix Funds, Mr. Helfand served as Executive Vice President and Chief Investment Officer for EOP, the largest REIT in the U.S. at the time, where he led approximately $12 billion of mergers and acquisitions activity. Prior to working with EOP, Mr. Helfand served as a Managing Director and participated in the formation of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He was also the President and Chief Executive Officer of Equity LifeStyle Properties (NYSE: ELS), an operator of manufactured home communities, and served as Chairman of the board’s audit committee. His earlier career included investment activity in a variety of asset classes, including retail, office, parking and multifamily. Since August 2019, he has served as a Director of Alpine Energy Capital, a private oil and gas company. In February 2021, Mr. Helfand joined the board of Jaws Mustang (NYSE: JWSM), a special purpose acquisition company focused on non-real estate investments in leading companies across a variety of industries with all or a substantial portion of activities in North America and/or Europe. He also serves as a Director of the Ann & Robert H. Lurie Children’s Hospital of Chicago, on the National Association of Real Estate Investment Trusts (Nareit) Advisory Board of Governors, on the Executive Committee of the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School of the University of Pennsylvania, on the Executive Committee of the Kellogg Real Estate Center at Northwestern University, and on the Board of Visitors at the Weinberg College of Arts and Sciences at Northwestern University. Mr. Helfand holds an M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Northwestern University.
Our Board determined that Mr. Helfand should serve on our Board based on his over 25 years of extensive experience managing real estate investments and his executive leadership of domestic and international real estate-related companies in the residential and commercial space.

Dr. Peter Linneman has been our trustee since May 2014. Dr. Linneman has been the Founding Principal of Linneman Associates, a real estate advisory firm, since 1979. Dr. Linneman has served as the Chief Executive Officer of American Land Funds and KL Realty Fund, private real estate acquisition firms, since 2010. Dr. Linneman previously served as Senior Managing Director of Equity International, a private investment firm focused on real estate-related companies outside the U.S., from 1998 to 1999, and Vice Chairman of Amerimar Realty, a private real estate investment company, from 1996 to 1997. Dr. Linneman has served on over 20 public and private company boards, including having served as Chairman of the Board of Rockefeller Center Properties, Inc., a real estate investment trust, where he led the successful restructuring and sale of Rockefeller Center in the mid-1990s, and having served on the Board of Directors of Atrium European Real Estate, a public European real estate company. Dr. Linneman currently serves on the Board of Directors of Regency Centers Corporation (NASDAQ: REG), AG Mortgage Investment Trust, Inc. (NYSE: MITT) and Paramount Group Inc. (NYSE: PGRE), each of which is a public real estate investment trust. He has experience as a financial consultant and has served on numerous audit committees. He is the author of the Linneman Letter, Real Estate Finance and Investments: Risks and Opportunities and over 100 scholarly publications. Dr. Linneman is also the Emeritus Albert Sussman Professor of Real Estate, Finance and Public Policy at the Wharton School of the University of Pennsylvania, where he was a professor of Real Estate, Finance and Public Policy from 1979 to 2011 and was the founding co-editor of The Wharton Real Estate Review. He also served as the Director of Wharton’s Samuel Zell and Robert Lurie Real Estate Center for 13 years. Dr. Linneman holds both Master’s and Doctoral degrees in economics from the University of Chicago and a B.A. from Ashland University.
Our Board determined that Dr. Linneman should serve on our Board based on his active involvement in real estate investment, strategy and operation for nearly 40 years and his extensive experience serving on the boards of public companies.

Mary Jane Robertson has been our trustee since July 2014. Ms. Robertson was the Executive Vice President, Chief Financial Officer and Treasurer of Crum & Forster Holdings Corp. (“C&F”), an insurance holding company and a wholly-owned subsidiary of Fairfax Financial Holdings Limited (TSX: FFH), from 1999 to 2014. C&F was an SEC reporting company from 2004 to 2010. Prior to joining C&F, from 1998 to 1999, Ms. Robertson was Managing Principal, Chief Financial Officer and Treasurer of Global Markets Access Ltd. (Bermuda), a company that was formed to act as a financial guaranty reinsurer. Ms. Robertson also served as Senior Vice President and Chief Financial Officer of Capsure Holdings Corp. (“Capsure”), a former NYSE-traded insurance holding company, from 1993 to 1997 and was Executive Vice President and Chief Financial Officer of United Capitol Insurance Company, a specialty excess and surplus lines insurer in Atlanta acquired by Capsure in 2010, from its founding in 1986 to 1993. She is a Certified Public Accountant with 10 years of public accounting experience at Coopers & Lybrand. From 2009 to 2014, Ms. Robertson served as a Director of C&F and, from 1999 to 2014, she served as a Director of substantially all of C&F’s direct and indirect wholly owned subsidiaries. Ms. Robertson previously served on the Board of Directors of Russell Corporation, a former NYSE-listed public company, from July 2000 to August 2006 and was Chair of its audit committee from 2002 to 2006. Ms. Robertson holds a Bachelor of Commerce from the University of Toronto. She is currently engaged in charitable activities and serves on not-for-profit boards.
Our Board determined that Ms. Robertson should serve on our Board based on her 30 years of experience as Chief Financial Officer of public and private companies and her accounting background.
Gerald A. Spector has been our trustee since July 2014. From June 1993 through June 2019, Mr. Spector served on the Board of Trustees of Equity Residential, a real estate investment and management company focusing on apartment communities, including as the Vice Chairman from 2007 through June 2019 and as a member of the audit committee. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009, following the Tribune’s 2008 Chapter 11 bankruptcy. Mr. Spector was Executive Vice President of Equity Residential from March 1993 and was Chief Operating Officer of Equity Residential from February 1995 until his retirement in December 2007. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector holds a B.S.B.A. from Roosevelt University. Mr. Spector is a Certified Public Accountant.
Our Board determined that Mr. Spector should serve on our Board based on his extensive management and financial experience acquired through more than 45 years of managing and operating real estate companies through various business cycles, his experience in driving operational excellence and development of strategic changes in portfolio focus and his demonstrated leadership skills at the corporate board and executive levels.

James A. Star has been our trustee since July 2014. Mr. Star is Executive Chairman (previously having served, since 2003, as President and Chief Executive Officer) of Longview Asset Management (“Longview”), a multi-strategy investment firm which assesses, implements and oversees a wide variety of publicly traded and private equity investments across multiple industries and countries, for which he had been a portfolio manager since 1998. He has also served since 1994 as a Vice President of Henry Crown and Company, a private family investment firm affiliated with Longview. Mr. Star began his investment career in 1991 as a securities analyst after practicing corporate and securities law as a member of the Illinois bar. Mr. Star has been a member of the investment committees for the retirement plans of Henry Crown and Company since 1995, Great Dane Limited Partnership since 1997 and, since 2014, Gillig LLC, Provisur Technologies, Inc. and Trail King Industries, Inc. He has also served as a manager of Longview Trust Company since 2006. Since May 2019, Mr. Star has served on the Board of Directors of Chewy, Inc. (NYSE: CHWY), a leading online retailer of pet food and products. Mr. Star also served on the Board of Directors of the parent company of PetSmart, a leading retailer of pet supplies and services, from 2014 to 2019. Mr. Star also previously served on the Boards of Directors of Allison Transmission Holdings, Inc. (NYSE: ALSN) from May 2016 to May 2018, and Teaching Strategies, a software company focused on the education market, from 2014 until its sale in 2021. He is a non-executive chairman of Atreides Management, a technology-focused investment firm, a director of a private company focused on ESG-rated securities, and serves on advisory boards related to Paragon Biosciences (a drug discovery company), Valor Equity Partners (a growth capital firm) and Kabouter Management (an international equities manager). Mr. Star received a B.A. from Harvard University and holds a J.D. from Yale Law School and a Masters of Management from Kellogg Graduate School of Management at Northwestern University.
Our Board determined that Mr. Star should serve on our Board based on his significant investment management experience and his experience serving on boards of trustees.

Vote Required and Recommendation
Trustees are elected by a majority of votes cast in an uncontested election (meaning an election in which the number of nominees for election equals or is less than the number of trustees to be elected). The current election is uncontested and therefore, a majority of votes cast for each trustee nominee is required to elect a trustee nominee. For purposes of this proposal, “a majority of votes cast” means that the number of shares voted “FOR” a trustee’s election exceeds 50% of the total number of votes cast with respect to that trustee’s election, and votes “cast” means votes “FOR” and “WITHHOLD.” There is no cumulative voting in the election of trustees. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this Proxy Statement.
We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain effective executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying compensation to the achievement of key operating objectives that we believe enhance shareholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to shareholder value.
For these reasons, we are recommending that our shareholders vote “FOR” the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2021, as disclosed in the “Compensation Discussion and Analysis,” the compensation tables and the related narrative executive compensation disclosure contained in the Proxy Statement.”
While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm selected to audit our consolidated financial statements. The Audit Committee has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. Ernst & Young LLP has been engaged as the Company’s independent registered public accounting firm since 1986.
In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. Further, the Audit Committee and its Chair were directly involved in the selection of Ernst & Young LLP’s lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.
Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2022. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders’ best interests. If our shareholders do not ratify this appointment, the Audit Committee may consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
A representative of Ernst & Young LLP will not be making a statement at the Annual Meeting but will be present and available to respond to appropriate questions.
Vote Required and Recommendation
The affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Therefore, for purposes of this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote, although abstentions will count toward the presence of a quorum.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.
Principal Accountant Fees and Services
Ernst & Young LLP acted as our independent registered public accounting firm for 2021 and 2020. The fees and expenses for services provided by Ernst & Young LLP to us for the last two fiscal years are listed in the table below:

	2021	2020
Audit fees	$814,926	$684,600
Audit related fees	$152,000	$ 0
Tax fees	$ 0	$ 0
Subtotal*	$966,926	$684,600
All other fees**	$ 2,000	$ 1,505
Total fees	$968,926	$686,105
*    Of the 2021 “Audit” and “Audit related fees” outlined above, $327,000 is related to the work performed in connection with the potential acquisition of Monmouth, which was subsequently reimbursed by Monmouth after the merger agreement terminated.
**    “All other fees” related to subscription fees incurred for Ernst & Young LLP’s online accounting and reporting research tool.

Pre-Approval Policies and Procedures
The Audit Committee has established policies and procedures to review and approve the engagement of the Company’s independent auditor to provide any audit or non-audit services to the Company, either pursuant to the Audit Committee’s Policy Regarding Pre-Approval of Audit and Non-Audit Services (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, which policies and procedures are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence.
Under these policies and procedures, no services may be undertaken by the independent registered public accounting firm unless the engagement is specifically approved by the Audit Committee or the services are included within a category that has been pre-approved in the Pre-Approval Policy. The maximum charge for services is established by the Pre-Approval Policy or by the Audit Committee when the specific engagement or the category of services is approved.
All services for which we engaged our independent registered public accounting firm in 2021 and 2020 were approved by the Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2021 and 2020 are set forth above. The Audit Committee approved the engagement of Ernst & Young LLP to provide the non-audit services because it determined that Ernst & Young LLP providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

AUDIT COMMITTEE REPORT
The Audit Committee is currently composed of Ms. Robertson, Ms. Chube and Mr. Linneman. The members of the Audit Committee are appointed by and serve at the discretion of the Board. All members of the Audit Committee are independent under applicable NYSE and SEC rules.
One of the principal purposes of the Audit Committee is to assist the Board in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the Company’s accounting policies, internal audit function, system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 with our management.
The Audit Committee also is responsible for assisting the Board in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Company’s independent auditor is currently Ernst & Young LLP. The Audit Committee reviewed the audited financial statements for the year ended December 31, 2021 with the independent auditors, which are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees, and SEC rules and regulations, including Rule 2-07, Communication with Audit Committees, of Regulation S-X.
The independent auditors have provided to the Audit Committee the written disclosures regarding the independent auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with the independent auditors their independence.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Mary Jane Robertson, Chair
Ellen-Blair Chube
Peter Linneman

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Profile
Our corporate governance is structured in a manner that the Board believes closely aligns our interests with those of our shareholders. Some notable features of our corporate governance structure include the following:
●    our Charter requires that in uncontested trustee elections, each trustee must be elected by at least a majority of votes cast in his or her election;
●    our Board is not staggered, with each of our trustees subject to re-election annually, and the Board cannot elect to stagger the Board without shareholder approval;
●    we have a lead independent trustee with robust duties;
●    we have separate chairman and chief executive officer positions;
●    6 of the 8 persons who serve on our Board, or 75% of our trustees, have been determined by the Board to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;
●    our independent trustees hold regular executive sessions;
●    all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules;
●    all members of our Audit Committee are financially literate and two of three qualify as audit committee financial experts under SEC rules;
●    we review the performance of our Board and committees annually and our Board conducts annual self-evaluations;
●    our trustees and employees are bound by our Code of Business Conduct and Ethics, which also applies to our relationships with our vendors;
●    we have meaningful share ownership guidelines for our trustees (4x annual cash retainer), chief executive officer (6x salary) and other named executive officers (3x salary);
●    we have opted out of the Maryland business combination and control share acquisition statutes;
●    we do not have a shareholder rights plan (commonly known as a “poison pill”);
●    our trustees and executive officers are bound by our anti-hedging and anti-pledging policies;
●    incentive compensation granted to all of our named executive officers is subject to a compensation clawback policy;
●    we actively engage with our shareholders throughout the year;
●    our shareholders have the ability to amend the Company’s bylaws by majority vote; and
●    our Board and committees actively oversee and manage the Company’s risk.
Our Charter and bylaws provide that the number of trustees constituting the Board may be increased or decreased by a majority vote of the entire Board, provided the number of trustees may not be greater than 13 and may not be decreased to fewer than three.
There are no family relationships among our executive officers and trustees. The Board has affirmatively determined that all of our trustee nominees except Mr. Zell, the Chairman of the Board, and Mr. Helfand, our President and Chief Executive Officer, are independent under applicable NYSE and SEC rules.
Board Leadership Structure
Sam Zell has served as Chairman of the Board and David Helfand has served as our President and Chief Executive Officer since May 2014. The Board does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. However, it evaluated the combined role of Chairman and Chief Executive Officer, and the Board has determined that, based on Messrs. Zell and Helfand’s combined experience, it is in the best interests of our shareholders at this time to separate the roles.

To strengthen the role of our independent trustees and encourage independent Board leadership, the Board has established the position of lead independent trustee. Currently, Mr. Linneman serves as our lead independent trustee. In accordance with our Corporate Governance Guidelines, the responsibilities of the lead independent trustee include, among others:
●    serving as liaison among (i) management, including the Chief Executive Officer, (ii) our other independent trustees, (iii) employees reporting misconduct that by its nature cannot be brought to management, and (iv) interested third parties and the Board;
●    presiding at executive sessions of the independent trustees;
●    serving as the focal point of communication to the Board regarding management plans and initiatives;
●    ensuring that the division of roles between Board oversight and management operations is respected;
●    providing the medium for informal dialogue with and among independent trustees, allowing for free and open communication within that group; and
●    serving as the communication conduit for third parties who wish to communicate with the Board.
Our lead independent trustee will be selected on an annual basis by a majority of the independent trustees then serving on the Board.
Executive Sessions
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, our Board devotes a portion of each regularly scheduled board meeting to executive sessions without management participation to promote open discussion among non-management trustees. In addition, our Corporate Governance Guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees, at which the lead independent trustee presides.
Attendance of Trustees at 2021 Board Meetings and Annual Meeting of Shareholders
During the year ended December 31, 2021, our Board held nine meetings and took six actions by unanimous written consent. In 2021, each trustee attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served. All 8 of our trustees attended our 2021 annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, the Company’s policy is for trustees to attend board meetings, meetings of committees on which they serve and the annual meeting of shareholders.
Committees of the Board
Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees must be comprised entirely of independent trustees, as that term is defined in the NYSE listing standards, and have at least three members. Our Board may from time to time establish other committees to facilitate the management of our Company.

The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Trustee	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ellen-Blair Chube	X	X		X
Martin L. Edelman	X			X
Peter Linneman	Lead Independent Trustee	X*	X
Mary Jane Robertson	X	Chair*
Gerald A. Spector	X		Chair
James A. Star	X		X	Chair
* Audit committee financial expert
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each operate under written charters adopted by the Board. These charters are available on our website at www.eqcre.com.

Audit Committee
The Audit Committee consists of Ms. Robertson, Ms. Chube and Mr. Linneman, with Ms. Robertson serving as its Chair. The Audit Committee Charter requires that all members of the committee meet the independence, experience and financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act and applicable rules and regulations of the SEC. Our Board has determined that all of the members of the Audit Committee meet the foregoing requirements. The Board also has determined that Ms. Robertson and Mr. Linneman each qualifies as an audit committee financial expert, as defined by the applicable SEC regulations and NYSE corporate governance listing standards.
The Audit Committee Charter sets forth the principal functions of the Audit Committee, which include overseeing:
●    our accounting and financial reporting processes;
●    the integrity and audits of our consolidated financial statements and financial reporting process;
●    our systems of disclosure controls and procedures and internal control over financial reporting;
●    our compliance with financial, legal and regulatory requirements;
●    the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
●    the performance of our internal audit function;
●    the review of all related party transactions in accordance with our related party transactions policy; and
●    our overall risk profile.
The Audit Committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the audit committee report required by SEC regulations to be included in our annual proxy statement.
During the year ended December 31, 2021, our Audit Committee held seven meetings.
Compensation Committee
The Compensation Committee consists of Messrs. Spector, Linneman and Star, with Mr. Spector serving as its Chair. The Compensation Committee Charter requires that all members of the committee meet the independence requirements of the NYSE, applicable rules and regulations of the SEC and any other applicable rules relating to independence, qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and qualify as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Board has determined that all of the current members of the Compensation Committee meet the foregoing requirements.
The Compensation Committee Charter sets forth the principal functions of the Compensation Committee, which include:
●    reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;
●    reviewing and approving the compensation of our other executive officers;
●    reviewing our executive compensation policies and plans;
●    determining the number of shares underlying, and the terms of, equity awards to be granted to our trustees, executive officers and other employees pursuant to these plans;
●    assisting management in complying with our proxy statement and annual report disclosure requirements;
●    producing a report on executive compensation to be included in our annual proxy statement;
●    reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees; and
●    having sole authority to retain any outside legal or other advisors as it deems necessary, including compensation consultants.

The Compensation Committee Charter permits the committee to delegate its authority to its members as the committee deems appropriate, provided that any delegate must report any actions taken by the delegate to the full committee at its next regularly scheduled meeting. The Compensation Committee has not delegated its authority to any member of the committee.
During the year ended December 31, 2021, our Compensation Committee held six meetings and took one action by unanimous written consent.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Messrs. Star and Edelman and Ms. Chube, with Mr. Star serving as its Chair. The Nominating and Corporate Governance Committee Charter requires that all members of the committee meet the independence requirements of the NYSE, applicable rules and regulations of the SEC and any other applicable rules relating to independence. Our Board has determined that all of the members of the Nominating and Corporate Governance Committee meet the foregoing requirements.
The Nominating and Corporate Governance Committee Charter sets forth the principal functions of the Nominating and Corporate Governance Committee, which include:
●    identifying, recruiting and recommending to the full Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at each annual meeting of shareholders;
●    developing and recommending to the Board Corporate Governance Guidelines, including the committee’s selection criteria for trustee nominees, and implementing and monitoring such guidelines;
●    reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;
●    recommending to the Board nominees for each committee of the Board;
●    annually facilitating the assessment of the Board’s performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
●    overseeing the Board’s evaluation of management.
During the year ended December 31, 2021, our Nominating and Corporate Governance Committee held two meetings and took one action by unanimous written consent.
Trustee Nominee Selection Process
Our Corporate Governance Guidelines set forth minimum qualifications that trustee candidates must possess. At a minimum, a trustee candidate must possess:
●    integrity;
●    an ability to exercise sound judgment;
●    an ability to make independent analytical inquiries;
●    an ability and willingness to devote adequate time and resources to diligently perform Board duties;
●    appropriate and relevant business experience and acumen; and
●    a reputation, both personal and professional, consistent with our image and reputation.
We believe that the culture we foster at EQC is an important contributor to our success. As a part of our culture, we seek differing perspectives in order to effectively manage risk and create value. Diversity of all types brings varying perspectives, and we will continue to seek out talented individuals of varying backgrounds to serve as trustees of the Company. While the Board does not have a formal policy specifying how diversity should be applied in identifying or evaluating trustee candidates, each trustee candidate’s background and personal experience will be significant in the Board’s candidate identification and evaluation process to help ensure that the Board is well situated to pursue our business objectives.
The Nominating and Corporate Governance Committee will seek to identify trustee candidates based on input provided by a number of sources, including (i) members of the Nominating and Corporate Governance Committee, (ii) our trustees and (iii) our shareholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.
As part of the candidate identification process, the Nominating and Corporate Governance Committee will evaluate the skills, expertise and diversity possessed by the current Board, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board. The Nominating and Corporate Governance Committee also will take into account whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Nominating and Corporate Governance Committee then will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending trustee candidates. The Nominating and Corporate Governance Committee evaluates the performance of each current trustee and considers the results of such evaluation when determining whether to recommend the nomination of such trustee for an additional term. Pursuant to our Corporate Governance Guidelines, all trustee candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the advance notice and other requirements and procedures set forth in our bylaws have been followed. At an appropriate time prior to each annual meeting at which trustees are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve.
After a vacancy arises on the Board or a trustee advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee will recommend to the Board for election by the Board to fill such vacancy such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating and Corporate Governance Committee will consider the factors listed above.
Pursuant to our bylaws, any nominee for trustee that is not elected by the vote required by our bylaws and who is an incumbent trustee will promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, or whether other action should be taken.

Set forth below is a snapshot of the composition of our Board’s skills as well as the gender and racial/ethnic diversity of our Board members:

Board of Trustees Skills
	Sam Zell	Ellen-Blair Chube	Martin L. Edelman	David A. Helfand	Peter Linneman	Mary Jane Robertson	Gerald A. Spector	James A. Star
Real Estate Industry	✔		✔	✔	✔		✔
Transactional	✔		✔	✔	✔		✔	✔
Property Operations	✔			✔			✔
Financial Literacy	✔	✔	✔	✔	✔	✔	✔	✔
Legal / Regulatory	✔	✔	✔			✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔
Executive Compensation	✔		✔	✔	✔	✔	✔	✔
Risk Management	✔		✔		✔	✔	✔
Sustainability / ESG	✔	✔	✔				✔
Capital Markets / Investment Banking	✔	✔		✔	✔	✔	✔	✔
Public Board Experience	✔	✔	✔	✔	✔	✔	✔	✔

Gender Diversity 25% Women	Racial / Ethnic Diversity 13% Diverse

Two members of our Board identify as women, and one of those members identifies as Black/African American.

 Board Oversight of Risk Management
One of the key functions of our Board is informed oversight of our risk management process. Our Board will administer this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight as follows:
●    Audit Committee: The Audit Committee, which meets at least quarterly and reports its findings to the Board, will perform a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and our compliance with legal and regulatory requirements. Our Audit Committee will review periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also will annually review, approve and oversee an internal audit plan developed by our internal auditor with the goal of helping us systematically evaluate the effectiveness of our risk management, control and governance processes, and periodically meet with our internal auditing personnel to review the results of our internal audits, and direct or recommend to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management. Our Audit Committee, in consultation with the Company’s executive officers, also periodically reviews the Company’s risk management policies and procedures, including for example credit risk, liquidity risk, market risk and cybersecurity risk, and periodically reports its findings to the Board.

As part of its cybersecurity oversight role, the Audit Committee meets regularly with the Company’s executive officers and senior information technology (“IT”) personnel to discuss the Company’s policies, procedures and other measures put in place to protect its business systems and information against cyber-related attacks and risk as well as to discuss recent cyber and IT trends. The Company addresses potential cyber breaches or disclosure of confidential information by implementing a variety of security measures intended to protect the confidentiality and security of its information, including: (i) employing a variety of reputable and recognized hardware, software and other security measures in the design and maintenance of our information technology and data security systems; (ii) conducting periodic testing and verification of information and data security systems, including performing third-party penetration testing of our systems to discover any vulnerabilities; (iii) confirming annually with our critical vendors whether they have had any cyber breaches involving Company information; and (iv) providing onboarding and other periodic employee awareness training relating to phishing and other scams, malware and other cyber risks. The Company also has cyber liability insurance coverage for its corporate office and portfolio properties covering, among other claims, cyber extortion, business interruption, data restoration, privacy liability and cyber breach response costs. In addition, the Company maintains a business continuity plan and disaster recovery plan for its IT systems.
●    Compensation Committee: The Compensation Committee, in consultation with the Company’s executive officers, reviews the Company’s policies and procedures with respect to risk assessment and risk management for compensating all employees of the Company, including non-executive employees, on an annual basis and periodically reports its findings to the Board. The Compensation Committee does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.
●    Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee will monitor the general operations of the Board and the effectiveness of our Corporate Governance Guidelines, including whether they are successful in assuring adherence to good corporate governance principles.
The Board believes that the composition of its committees and the distribution of the particular expertise of each committee’s members make this an appropriate structure to effectively monitor the risks discussed above.
Corporate Governance Guidelines
Our Corporate Governance Guidelines reflect the Board’s commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with the goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines address, among other things:
●    the responsibilities and qualifications of trustees, including trustee independence;
●    the functioning of the Board;
●    the responsibilities, composition and functioning of the Board committees;
●    the appointment and role of the lead independent trustee;
●    principles of trustee compensation; and
●    management succession and review.
A copy of the Corporate Governance Guidelines is available on our website at www.eqcre.com.

Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to trustees, officers and employees as well as the Company’s relationships with its vendors, suppliers and consultants. Among other matters, the code is intended to deter wrongdoing and promote:
●    honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●    full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
●    compliance with applicable governmental laws, rules and regulations;
●    prompt internal reporting of violations of the code to appropriate persons identified in the code; and
●    accountability for adherence to the code.
Any waiver of any provision of the Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Nominating and Corporate Governance Committee or another committee of our Board comprised solely of independent trustees or a majority of our independent trustees. Any such waiver for our executive officers or trustees will be disclosed to shareholders within four business days of such waiver. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics by posting such information on our website. A copy of the Code of Business Conduct and Ethics is available on our website at www.eqcre.com.
Sustainability and Social Responsibility
Our Company is dedicated to cultivating sustainability and social responsibility in our business. We seek to operate our properties efficiently from both an economic and environmental perspective. Of the four properties in our portfolio as of December 31, 2021, two of our properties have been certified with the U.S. Environmental Protection Agency’s Energy Star label, and one of these properties has also achieved LEED certification from the U.S. Green Building Council. We look to implement socially responsible measures throughout our business and recognize that doing so is good for our community and integral to measuring our overall success.
We believe in a shared commitment to sustainability and social responsibility and that such a commitment facilitates value creation for our stakeholders. Our Board is committed to the incorporation of sustainability in the various aspects of our business, including through a focus on resource conservation and energy efficiency as well as on our impact to our communities, tenants, employees and shareholders. Our Board oversees our sustainability and social responsibility initiatives, our management team regularly reports to our Board on such initiatives, and our executive officers are evaluated and compensated, in part, on the Company’s efforts with respect to such initiatives.
Our 2021 accomplishments with respect to sustainability and social responsibility include the following:
●    completed our second annual GRESB real estate assessment, a globally recognized third-party analysis of the environmental, social and governance indicators of more than 1,500 real estate portfolios worldwide. In 2021, the Company received an overall score of 74, a 25% improvement from its first submission in 2020, along with three green stars. GRESB is also aligned with many of the standards set in the Task Force on Climate-Related Financial Disclosures (“TCFD”), including governance policies which the Company has in place;
●    invested in energy efficiency projects by upgrading older, pneumatic Variable Air Volume (“VAV”) boxes to direct digital control and connecting them to the existing Building Automation Systems as part of ongoing tenant improvements at two of our properties;
●    implemented a diversity, equity & inclusion initiative, launching an online diversity and inclusion micro-learning resource to help develop cultural awareness and inclusive leadership skills, and signing the CEO Action for Diversity & Inclusion Pledge, pledging our commitment to: (i) provide a workplace that addresses diversity and inclusion issues, (ii) implement unconscious bias education, (iii) share best practices with other pledge participants, and (iv) create strategic inclusion and diversity initiatives;
●    enhanced our parental leave policy providing paid time off for primary and secondary caregivers;
●    sponsored community outreach programs, including with the Greater Chicago Food Depository and another local Chicago-based, grass-roots organization; and
●    completed an annual cybersecurity risk assessment, with the Company’s executive officers and senior IT personnel reporting to the Audit Committee.
For further information on our Company’s efforts with respect to sustainability and social responsibility, please visit our sustainability page in the investor relations section of our website at www.eqcre.com.

Communications with the Board
As described in our Corporate Governance Guidelines, shareholders and other interested parties may communicate with the Board by communicating directly with our lead independent trustee by sending written correspondence to the “Lead Independent Trustee” c/o the Chief Financial Officer of Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. The Chief Financial Officer will directly forward such correspondence to the lead independent trustee, and the lead independent trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. No executive officer serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee. Accordingly, during 2021 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

EXECUTIVE OFFICERS
The following are the ages, positions and offices held by our executive officers. The business address of each of our executive officers is c/o Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606.

Name	Position With the Company	Age as of the Annual Meeting
David A. Helfand	President, Chief Executive Officer and Trustee	57
David S. Weinberg	Executive Vice President and Chief Operating Officer	53
Orrin S. Shifrin	Executive Vice President, General Counsel and Secretary	55
William H. (Bill) Griffiths	Executive Vice President, Chief Financial Officer and Treasurer	49
Our executive officers serve at the discretion of the Board. Please see “Proposal 1: Election of Trustees—Biographies of Trustee Nominees” for the biography of David Helfand.
David S. Weinberg has been our Executive Vice President and Chief Operating Officer since May 2014. Prior to joining us, Mr. Weinberg served as the Chief Investment Officer of EQX Real Estate Partners, L.P., a private investment firm (“EQX”), from January 2014 and worked on real estate and real estate-related investments for EGI from January 2012 to December 2013. Prior to joining EGI, from 2007 through 2011, Mr. Weinberg was responsible for investments in the multifamily and office sectors at Helix Funds and oversaw Helix Funds’ dispositions for ARC. Mr. Weinberg also served as Vice President of Investments and Asset Management at EOP where he worked from 2003 to 2007. In this role, he participated in over $6 billion of investment activity and oversaw EOP’s 16 million-square-foot office portfolio in Southern California. Earlier in his career, Mr. Weinberg was Vice President of Acquisitions at LaSalle Investment Management and an attorney at the law firm of Sidley Austin LLP. Mr. Weinberg received his J.D. from Northwestern University School of Law and graduated with highest honors with a B.S. from the University of Illinois.
Orrin S. Shifrin has been our Executive Vice President, General Counsel and Secretary since May 2014. Prior to joining us, Mr. Shifrin served as General Counsel, Secretary and Chief Compliance Officer of EQX from January 2014 and handled legal matters for EGI’s real estate investment activity. Mr. Shifrin currently serves as the General Counsel and Secretary for Helix Funds where he participated in the acquisition, management and disposition of over $2.2 billion in real estate assets. Mr. Shifrin also previously served as the General Counsel for ARC. Prior to joining Helix Funds, Mr. Shifrin served as a Principal at Terrapin Properties, LLC, a privately-held real estate investment and development company, where he worked from October 2002 to April 2005 and where his role involved general counsel duties, business development and operations. While there, Mr. Shifrin was involved in over $200 million of residential and commercial real estate-related transactions. Prior to that, Mr. Shifrin was a Partner at the law firm of Katten Muchin Rosenman, where he worked for over 10 years. Mr. Shifrin received his J.D. from Northwestern University School of Law and graduated with highest honors with a B.S. from the University of Illinois.
William H. (Bill) Griffiths has been our Executive Vice President, Chief Financial Officer and Treasurer since February 14, 2022, when he was promoted from his position as Senior Vice President, Chief Financial Officer and Treasurer, to which he was appointed on April 1, 2021. Prior to that, Mr. Griffiths served as our Senior Vice President - Capital Markets since June 2014. Prior to joining EQC, Mr. Griffiths served in a similar role as part of the asset management and investment teams at EQX and EGI from January 2014. Prior to his tenure at EGI, Mr. Griffiths had similar responsibilities for Helix Funds, where he financed over $2.2 billion in real estate assets and participated in the acquisition, management and disposition of those assets. Prior to joining Helix Funds, Mr. Griffiths worked at EOP, where he served as Director of Business Development and was actively involved in more than $12 billion of investment activity that included EOP’s mergers with Cornerstone and Spieker. Earlier in his career, Mr. Griffiths was an Associate in the Real Estate Investment Banking group at J.P. Morgan in New York, where he was involved in a wide variety of M&A, equity and debt financing, and asset sale assignments. Mr. Griffiths holds an M.B.A. from Stanford University’s Graduate School of Business and B.A. in both Mathematical Methods in the Social Sciences and Economics from Northwestern University.
Messrs. Helfand, Weinberg, Shifrin and Griffiths have each been an employee of or otherwise involved in the operation of EGI and Helix Funds and are expected to have limited involvement in their activities.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview
This Compensation Discussion and Analysis provides a detailed description of the Company’s executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis discusses the compensation of the following individuals, who were the Company’s named executive officers for 2021:

Name	Title
David A. Helfand	President and Chief Executive Officer
David S. Weinberg	Executive Vice President and Chief Operating Officer
Orrin S. Shifrin	Executive Vice President, General Counsel and Secretary
Bill Griffiths*	Executive Vice President, Chief Financial Officer and Treasurer
Adam S. Markman*	Former Executive Vice President, Chief Financial Officer and Treasurer
* The Company appointed Mr. Bill Griffiths to the role of Senior Vice President, Chief Financial Officer and Treasurer effective April 1, 2021, following the termination of the employment of Adam S. Markman, who served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer through March 31, 2021. Effective February 14, 2022, Mr. Griffiths was promoted to the position of Executive Vice President as well as continuing his roles of Chief Financial Officer and Treasurer.
Overview of Company Performance during 2021
EQC continued to work to create value for our shareholders by evaluating a variety of investment opportunities, strengthening our balance sheet, improving leasing and operations, advancing our sustainability and social responsibility initiatives and fostering a cohesive culture to serve as the foundation for value creation for our shareholders. While continuing to manage the circumstances resulting from the ongoing COVID-19 pandemic, placing an emphasis on tenant and employee safety and productivity, we accomplished the following:
Sourced and evaluated numerous external growth investment opportunities across a range of property types
●    Evaluated a broad range of investment opportunities across a range of property types, focusing on high-quality assets or businesses that offer a compelling risk-reward profile; and
●    Managed the potential acquisition of Monmouth with substantially all business, operational, accounting, tax, finance, treasury, engineering, legal, personnel, risk and other matters completed and ready for transition.
Strengthened Balance Sheet
●    Repurchased $174.1 million of our Common Shares, at a weighted average price of $25.85 per share, reducing our Common Shares outstanding by over 5.0%; and
●    Preserved a cash balance of $2.8 billion, or over $24.00 per Common Share, to provide flexibility for future value creation.
Improved Leasing and Operations
●    Completed new leasing of approximately 60,000 square feet and renewed leases covering approximately 56,000 square feet in our four-property portfolio; and
●    Created value through investments in our assets and lease execution.
Advanced sustainability and social responsibility initiatives
●    Completed our second annual GRESB assessment with a 25% improvement to our 2020 score;
●    Implemented a diversity, equity & inclusion initiative, launching an online diversity and inclusion micro-learning resource and signing the CEO Action for Diversity & Inclusion Pledge, pledging our commitment to: (i) provide a workplace that addresses diversity and inclusion issues, (ii) implement unconscious bias education, (iii) share best practices with other pledge participants, and (iv) create strategic inclusion and diversity initiatives; and
●    Sponsored community outreach programs, including with the Greater Chicago Food Depository and another local Chicago-based, grass-roots organization.

Adapted Business Operations in Response to the COVID-19 Pandemic
●    Maintained an internal COVID-19 pandemic task force, incorporating a cross-section of personnel from various departments, including property operations, asset management, legal, information technology, investor relations, human resources, risk management and engineering to respond to the pandemic at our properties and corporate office;
●    Transitioned our employees’ return to the office while managing the evolving pandemic-related circumstances; and
●    Monitored varying federal, state, local and industry requirements, guidelines and recommendations relating to COVID-19.
Fostered a Corporate Culture to Serve as Foundation for Value Creation
●    Fostered an entrepreneurial culture with an emphasis on transparency and open communication, where working passionately and collaboratively is fundamental;
●    Engaged with over 50% of our institutional investors through conferences and video/telephone calls; and
●    Reduced payroll by approximately $3.1 million annually.
Performance Over One, Three, and Five Years
The COVID-19 pandemic continues to directly impact the office sector, with the sector confronting headwinds as return to office for many U.S. companies is faced with uncertainty. Our Company continues to measure our relative total return performance compared to the FTSE Nareit Office Index (“Nareit Office Index”) which we believe is an appropriate performance metric for us. Our Company’s total return for the long-term, five-year period ended December 31, 2021 was 17.0%, and generally consistent with the Nareit Office Index return of 17.7%. Following our significant outperformance of other office REITs in 2020, our Company’s shorter-term total returns for the three-year and one-year periods ended December 31, 2021 were 8.6% and -5.1%, respectively, versus the Nareit Office Index returns of 30.8% and 22.0%, respectively. In light of the price of the Company’s Common Shares during 2021, we were able to successfully repurchase $174.1 million or 6.7 million of our Common Shares, at a weighted average price of $25.85 per share, reducing our Common Shares outstanding by over 5.0%, thereby creating value for shareholders.
Since we took over responsibility for EQC in 2014 through year-end 2021, we returned $1.6 billion to shareholders through common share distributions and share repurchases. In addition, we repaid debt and preferred equity balances of $3.3 billion, and we increased our cash balance to $2.8 billion, or over $24.00 per Common Share, significantly improving our balance sheet and positioning us well for future opportunities.
Through year-end 2021, we have reduced our portfolio to four office properties in three cities, exiting 116 cities, 28 states and Australia. Our year-end 2021 portfolio totaled 1.5 million square feet and was 82.3% leased. We now have a portfolio of higher-quality properties in better markets and have created substantial value. We have generated a significant amount of cash through asset dispositions, which we are looking to deploy through investments across a range of property types, in an effort to create long-term value. Alternatively, we may determine to sell, liquidate or otherwise exit our business if we believe doing so will maximize shareholder value.

Compensation Objectives and Philosophy
Our compensation program, as approved by the Compensation Committee for 2021, is designed to accomplish four key objectives:
1.    reward effective executive officers who create long-term value for the Company’s shareholders;
2.    align the long-term interests of our executive officers with the interests of the Company and the Company’s shareholders;
3.    reward financial and operating performance and leadership excellence; and
4.    retain and motivate executives to remain at the Company for the long-term.
Our compensation program has the following components: (1) base salary, (2) annual cash incentive compensation, (3) long-term, at-risk time and performance-based equity compensation, and (4) health and welfare benefits that are made available to all of our employees.
We maintain an ongoing dialogue with investors and are open to investor feedback on executive compensation.
Compensation Snapshot

	Objectives	Key Features
Base Salary	•Recognize ongoing performance of job responsibilities and leadership excellence •Provide a regular source of income so employees can focus on day-to-day responsibilities	•Fixed compensation paid in cash •Based on competitive pay, taking into account job scope, position, knowledge, skills and experience
Short-Term Annual Incentive Program (STIP)
•Motivate the achievement of Company and individual objectives on an annual basis
•Reward financial and operating performance and leadership excellence
•Balance objectivity with subjectivity in an effort to support the Company’s business objectives
•Variable cash compensation based on achievement of pre-defined annual performance goals •Based upon corporate goals (67% of target opportunity) and individual goals (33% of target opportunity)
Long-Term Incentive Compensation Program (LTIC Program)
•Encourage executives to achieve multi-year strategic and financial objectives to create shareholder value
•Align the long-term interests of executives with the interests of the Company and the Company’s shareholders
•Provide a retention mechanism with vesting over a multi-year period to motivate our executives to remain at the Company for the long-term

•Long-term equity compensation with 67% of vesting based on the achievement of pre-defined forward looking performance goals and the remaining 33% of vesting based on continued employment by the Company
•Performance awards are a four-year program based on a primary metric of relative total shareholder return (“TSR”) measured over a three-year performance period (compared to the TSRs of the companies that comprise the Nareit Office Index) with a secondary metric of absolute TSR if the Company’s TSR is negative, reducing any earned performance award by 25%
•For the time-based and performance-based awards, vesting is back-end loaded (50% vests on the fourth anniversary)

We believe that the structure of our executive compensation program, as outlined above, is both aligned with the interests of our shareholders and serves to attract and retain talented executives. With a majority of each executive’s compensation opportunity “at risk,” we believe the interests of the executives are appropriately linked to Company performance.

For 2021, the following charts illustrate the target mix of compensation components for our Chief Executive Officer and the average target mix of our other named executive officers.

Target Pay Mix - CEO	Target Pay Mix – Average Other NEOs*

* Average Other NEOs excludes the CFO position due to the transition in that role in 2021. Some of the totals in this chart do not equal the sum of the components due to rounding.
For our Chief Executive Officer and other named executive officers (excluding the CFO position due to the transition in that role that occurred in 2021):
•The majority, 64% and 59%, respectively, of their total target compensation is at-risk, performance-based compensation (i.e., the annual cash bonus and performance-based equity); and
•The majority, 60% and 53%, respectively, of their total target compensation is allocated to long-term incentive (equity) pay subject to various additional performance and vesting criteria while a minority portion is cash-based, further enhancing our named executive officers’ alignment with our shareholders.
The following chart illustrates that, with respect to our Long-Term Incentive Compensation Program (the “LTIC Program”), a significant portion is subject to future performance based on relative total shareholder return vs. our peers while a limited portion is based solely on continued employment by the Company. The allocation of performance-based and time-based awards is consistent between our Chief Executive Officer and other named executive officers.

LTIC Program Target Pay Allocation

We believe this structure encourages performance and promotes retention during a period in which we are undergoing significant change at our organization.

Executive Compensation Program Highlights
The table below highlights certain practices that we have utilized and others that we have avoided because we believe doing so is in the best interests of our shareholders:

✓
Pay for Performance. Compensation paid under our annual short-term incentive program and our LTIC Program is based on a mixture of performance metrics that span both annual (short-term) and multi-year (long-term) performance periods. The primary metric is our relative total shareholder return (“TSR”) compared to the total shareholder returns of the companies that comprise the Nareit Office Index, with a secondary metric of absolute TSR if the Company’s TSR is negative, reducing any earned performance award by 25%.
✗
No Single Trigger Change in Control Provisions. Upon a change in control, if awards are assumed by buyer as part of the change in control transaction, a qualified termination must occur for award acceleration to occur (window period of 6 months prior to or 2 years following, or otherwise in connection with or anticipation of, a change in control).

✓
Pay for Performance Compensation Mix. The overall compensation opportunity that is fixed is limited while a significant portion is at-risk and can only be earned based on the achievement of certain criteria.
		✗	No Executive Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other executive perquisites.
✓
Stock Ownership Guidelines. We have ownership guidelines in place for our chief executive officer (6x salary) and other named executive officers (3x salary), as well as for our non-employee trustees (4x annual cash retainer).
		✗	Limited Retirement Benefits. We do not have a defined benefit plan.
✓
Clawback Policy. Our clawback policy covers all incentive-based compensation (cash and equity) and applies to all of our named executive officers in the event of a material restatement of the Company’s financials as a result of misconduct.
		✗	No Hedging or Pledging of Company Stock. Our anti-hedging and anti-pledging policies prohibit our trustees and executive officers from engaging in hedging and pledging activities.
✓	Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Ferguson Partners Consulting, L.L.C., with expertise in the REIT industry.	✗
No Gross-Ups. We do not have any arrangements requiring us to gross-up compensation to cover taxes owed by the executives, including excise taxes payable by the executive in connection with a change in control.

✓	Compensation Risk Assessment. The Compensation Committee conducted a compensation risk assessment to ensure that the executive compensation program does not encourage excessively risky behaviors.	✗
No Dividends on Unearned Performance Awards. We will not pay dividend equivalents with respect to performance-based awards unless and until the awards are earned, at which time each holder of an earned award will receive an amount in cash equal to the aggregate amount of dividends that would have been paid in respect of the Common Shares underlying the award had such shares been issued to the holder on the first day of the performance period. Thereafter, dividend equivalents will be paid currently on earned awards.

Compensation Determination Process
Role of the Compensation Committee and Management
The Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation of the Company’s named executive officers on an annual basis. The Compensation Committee evaluates the performance of each named executive officer in light of these goals and objectives and, on the basis of such evaluation, determines and approves the compensation for each named executive officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of the named executive officers other than the Chief Executive Officer.
In determining the appropriate compensation for the Company’s named executive officers, the Compensation Committee considers the Company’s performance and shareholder return, the amount of compensation payable, including incentive awards, to similarly-situated officers at comparable companies, our shareholder vote on compensation and any other factors the Compensation Committee deems necessary or appropriate in its discretion. The Compensation Committee seeks to ensure that our compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business objectives and do not encourage excessive or unnecessary risk taking. In addition, the Compensation Committee seeks to ensure that our programs attract and retain talented executives, encourage high performance, promote accountability and align our named executive officers’ interests with those of our shareholders.
Advisory Vote on Named Executive Officer Compensation
Our shareholders overwhelmingly approved the compensation of our named executive officers in the non-binding advisory vote that we conducted at the 2021 annual meeting of shareholders, with approximately 86.4% of the votes cast in favor of this proposal. The Compensation Committee considered the voting result as supportive of our executive compensation philosophy.
The Role of the Compensation Consultant
Under its charter, the Compensation Committee has the sole authority to retain and terminate outside legal or other advisors to the Compensation Committee as it deems necessary and appropriate in its sole discretion, including compensation consultants. The Compensation Committee has engaged Ferguson Partners Consulting, L.L.C. (“FPC”) to advise it on matters related to the compensation of our executive officers and our compensation plans. FPC is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to retain or terminate FPC and to approve the consultant’s fees and other retention terms. FPC provides no other services to the Company. The Compensation Committee has reviewed the independence of FPC in light of SEC rules and NYSE listing standards regarding compensation consultants, and the Compensation Committee has concluded that FPC’s work is independent and does not raise any conflict of interest.
The Compensation Committee has retained FPC to, among other things: (i) assist in benchmarking our executive compensation against our peers; (ii) analyze trends in compensation in the marketplace generally and compensation program design changes among our peers specifically; (iii) provide updates with respect to new legislative matters related to compensation; and (iv) provide general guidance with respect to appropriate compensation levels and structures.
Use of Benchmarking and Peer Group Data
The Compensation Committee uses peer group data as one tool in assessing and determining pay for our executive officers. Competitive market data is intended to provide a framework for current market pay practices, trends, best practices and overall industry performance.
Each year, the Company reviews its peer group based on a variety of factors and, in consultation with its compensation consultant, determines if any changes are appropriate. Given the ongoing impact of COVID-19 and significant transaction activity in the REIT industry, it was determined that maintaining peer group continuity would provide the most helpful context to evaluate compensation to ensure that the Compensation Committee could reasonably assess current compensation-related changes in the market during this time period (instead of changes that may otherwise be attributable to peer group modifications).
The Compensation Committee utilized the 2020 peer group to make compensation decisions in early 2021 related to the 2021 fiscal year and continued to use a similar peer set at year-end 2021.

The following table contains the name of each company within both peer groups.

Public REIT Peer Group	Office REIT Subset
Alexandria Real Estate Equities, Inc.	Alexandria Real Estate Equities, Inc.
Boston Properties, Inc.	Boston Properties, Inc.
Brandywine Realty Trust	Brandywine Realty Trust
Camden Property Trust	Columbia Property Trust, Inc.*
Columbia Property Trust, Inc.*	Douglas Emmett, Inc.
Douglas Emmett, Inc.	Highwoods Properties, Inc.
Highwoods Properties, Inc.	Hudson Pacific Properties, Inc.
Hudson Pacific Properties, Inc.	Paramount Group, Inc.
Paramount Group, Inc.	Piedmont Office Realty Trust, Inc.
Piedmont Office Realty Trust, Inc.
PS Business Parks, Inc.
Regency Centers Corporation
W.P. Carey, Inc.
Weingarten Realty Investors**
*    At the time the Peer Group was approved, Columbia Property Trust, Inc. was still publicly traded with applicable compensation disclosure. While Columbia Property Trust, Inc. was subsequently acquired by PIMCO in December 2021, it remained in the peer group for year-end 2021.
**    Weingarten Realty Investors was acquired by Kimco Realty in August 2021 and subsequently removed from the peer group for year-end 2021.
Elements of Compensation
2021 Target Pay Mix
For fiscal year 2021, the total target compensation, as determined in January 2021, for our Chief Executive Officer was allocated 40% to cash compensation and 60% to long-term equity incentive compensation, the average total target compensation for Mr. Weinberg, Mr. Shifrin, and Mr. Markman (determined prior to his departure) was allocated 47% to cash compensation and 53% to long-term equity incentive compensation, and for Mr. Griffiths (determined prior to his appointment to the Chief Financial Officer role) the total target compensation was allocated 75% to cash compensation and 25% to long-term equity incentive compensation. For 2021, total target compensation for our named executive officers remained unchanged from fiscal year 2020, and, in the aggregate, was below the median compensation for our peer group.
Base Salary
We pay our named executive officers base salaries to provide them with a predictable and stable source of cash income in order to compensate them for performing the requirements of their respective positions and to retain and motivate them.
The Compensation Committee reviews each named executive officer’s annual base salary on an annual basis, and any adjustments to an executive’s base salary are based on the Compensation Committee’s evaluation of the executive’s performance in light of the corporate goals and objectives established by the Compensation Committee each year with respect to the compensation of the executive officers. In determining the appropriate annual base salary for each named executive officer, the Compensation Committee also considers the executive’s contribution to the Company, the Company’s performance and shareholder return, the amount of compensation payable to similarly-situated executives at comparable companies (including any increases in such compensation), any shareholder vote on compensation and any other factors that the Compensation Committee deems necessary or appropriate in its discretion.

Base salaries for our named executive officers (including Mr. Markman prior to his departure) for fiscal year 2021 remained unchanged from fiscal year 2020 with the exception of Mr. Griffiths who received a 3% increase in base salary prior to his appointment as Chief Financial Officer, as set forth below:

Named Executive Officer	2020 Base Salary	2021 Base Salary
David A. Helfand	$824,000	$824,000
David S. Weinberg	$643,750	$643,750
Orrin S. Shifrin	$566,500	$566,500
Bill Griffiths	$371,953	$383,112
Adam S. Markman	$566,500	$566,500

Annual Cash Incentive Compensation
The Company’s named executive officers are eligible to receive annual cash bonuses under the Company’s Short-Term Annual Incentive Program (the “STIP”) based on the achievement of certain performance criteria for the applicable fiscal year, as determined annually by the Compensation Committee based on the Company’s then-applicable business objectives. The purpose of the STIP is to encourage outstanding Company and individual performance by motivating the Company’s executives to achieve short-term Company and individual goals by rewarding performance measured against key annual objectives. STIP bonuses are paid 100% in cash.
In January 2021, the Compensation Committee approved corporate and individual performance goals for determining the amount of cash bonuses to be awarded to our named executive officers for the 2021 fiscal year under the STIP. In setting these goals, the Compensation Committee determined that it was appropriate that (i) 67% of the annual bonus target under the 2021 STIP be based upon achievement of the corporate performance metrics listed below (with threshold, target and maximum values established by the Compensation Committee at what it believed to be appropriately rigorous and challenging levels for each metric), and (ii) 33% of the annual bonus target be based upon achievement of individual objectives.
The Compensation Committee identified the following corporate performance metrics:
•Same property leased occupancy – the Compensation Committee linked our named executive officers’ annual bonuses to this objective by quantifying their effectiveness in retaining and attracting tenants to the Company’s assets, which is captured in the measurement of same property leased occupancy; and
•Same property cash net operating income – the Compensation Committee linked our named executive officers’ annual bonuses to this objective to measure their ability to impact the performance of our assets by capturing both rent fluctuations and whether expenses are being controlled.
The Compensation Committee selected these metrics, as they believed that they are key indicators of whether we are successfully executing our business objectives. The Compensation Committee established the threshold, target and maximum values for each metric listed below, which it believed to be appropriately rigorous and challenging levels for each metric.
In 2021, the Company fell short of target for one metric and exceeded the maximum value for the other metric:

Performance Metric	Percentage	Threshold	Target	Maximum	Actual
Same Property Leased Occupancy[1]	50.00%	500 Basis Points below Target	2021 Budget of 83.86%	500 Basis Points above Target	155 Basis Points below Target
Same Property Cash Net Operating Income[1]	50.00%	500 Basis Points below Target	2021 Budget of $28.4 Million	500 Basis Points above Target	680 Basis Points above Target

1    The same property portfolio includes the results of four properties continuously owned from January 1, 2021 through December 31, 2021. Cash Net Operating Income is net operating income, or “NOI,” excluding the effects of any straight-line rent adjustments, lease value amortization, and lease termination fees. Please see Item 7 on page 29 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a description of NOI.
As shown in the table above, for fiscal year 2021, the Company achieved between threshold and target for the Same Property Leased Occupancy metric established by the Compensation Committee, and interpolated between those levels for purposes of determining those payout levels. The Company achieved the Same Property Cash NOI metric in excess of the maximum value established by the Compensation Committee for such metric, and therefore the Compensation Committee awarded maximum credit for such metric for purposes of determining the 2021 bonus payouts.
The Company exceeded the maximum value of the Same Property Cash NOI metric by such a large margin because the Company significantly outperformed expectations in rent collections in light of the COVID-19 pandemic with fewer write-offs and early move-outs than budgeted.

As described above, 33% of the annual bonuses target opportunity under the 2021 STIP were based on the achievement of individual performance goals that the Compensation Committee established for each of our named executive officers. The 2021 individual goals for our named executive officers (other than Mr. Markman, who departed on March 31, 2021) included, among others:
•For Mr. Helfand, providing leadership to create value for all of our stakeholders, leading the underwriting and evaluation of future growth opportunities, facilitating effective board and senior management communication and teamwork, promoting a corporate culture grounded in our core values, nurturing a work environment where employees are challenged and rewarded for their success, cultivating relationships with senior executives in the real estate and investment communities to raise our profile and maximize investment opportunities, and providing leadership in connection with our sustainability and social responsibility initiatives;
•For Mr. Weinberg, seeking out and evaluating acquisition opportunities, enhancing property valuations, overseeing efficient and effective capital allocation, developing our investment professionals, asset managers and financial analysts, and continuing to develop and implement our sustainability and social responsibility initiatives;
•For Mr. Shifrin, providing valuable legal advice on real estate, public market and transaction-related matters, proactively supporting property operations and leasing while promoting compliance with laws and regulations, facilitating effective board and senior management leadership with a high level of ethical integrity, including by maintaining a rigorous corporate governance and compliance environment, encouraging an effective risk management culture, and continuing to develop and implement our sustainability and social responsibility initiatives; and
•For Mr. Griffiths, who assumed the role of Chief Financial Officer and the applicable goals for that position in April 2021, providing leadership for and developing our accounting, finance and treasury professionals, cultivating and improving relationships with institutional investors and analysts, and continuing to develop and implement our sustainability and social responsibility initiatives.
The threshold, target and maximum annual bonus amounts for our named executive officers under the STIP as determined at the beginning of the fiscal year 2021, as a percentage of their respective annual base salaries, were as follows:

Named Executive Officer	Threshold	Target	Maximum
David A. Helfand	75%	150%	225%
David S. Weinberg	50%	100%	150%
Orrin S. Shifrin	50%	100%	150%
Bill Griffiths*	36%	71%	107%
Adam S. Markman*	50%	100%	150%
* Determined prior to Mr. Markman’s departure from and Mr. Griffiths’ appointment to the Chief Financial Officer role.
On January 26, 2022, the Compensation Committee approved the following cash bonus awards under the STIP for the then-current named executive officers for fiscal year 2021:

Named Executive Officer	Threshold (0.5x Target)	Target (1.0x Target)	High (1.5x Target)	Actual
David A. Helfand	$618,000	$1,236,000	$1,854,000	$1,582,791
David S. Weinberg	$321,875	$643,750	$965,625	$824,370
Orrin S. Shifrin	$283,250	$566,500	$849,750	$725,446
Bill Griffiths	$136,005	$272,010	$408,015	$410,000
The actual bonus payout was calculated as follows: (1) for, and based upon a review of, the individual goals, the Compensation Committee determined that an achievement multiple of 1.5 times the target bonus opportunity allocated to individual performance was appropriate for the named executive officers, other than for Mr. Griffiths, for whom an achievement multiple of approximately 2.2 times the target bonus opportunity was applied in recognition of his appointment to Chief Financial Officer and in light of his achievements after stepping into that role; and (2) for the corporate goals, a composite total of 117% of target was achieved, based on the following: (i) for the Same Property Cash Net Operating Income metric, achievement above maximum, resulting in a payout of 150%, and (ii) for the Same Store Property Leased Occupancy metric, achievement between threshold and target with interpolation between these levels for a payout of 84.5% of target.
The bonus amount awarded to each of our named executive officers is between the target and high bonus amounts that were established for the executive, other than Mr. Griffiths, who exceeded the high level set at the beginning of the year due to his appointment to and achievements in the role of Chief Financial Officer. The Compensation Committee determined the bonus amounts based on the level of achievement of the applicable corporate performance metrics (with each metric weighted equally) and its assessment of each executive’s achievement of the applicable individual performance goals. The Compensation Committee reached these determinations based on a review of each executive officer’s accomplishments relative to his individual goals for the year, including their management of the Company, its properties, its employees and their efforts in connection with the Monmouth transaction.
Long-Term Equity Compensation
For 2021, the Company’s named executive officers were eligible to receive annual equity awards with time-based vesting requirements and annual equity awards with a combination of time and performance-based vesting requirements, in each case under the LTIC Program. The purpose of the LTIC Program is to attract and retain talented executives and key employees, to motivate future performance and to link compensation to performance of the Company’s stock over a multi-year period. The Compensation Committee believes that it is appropriate to use a combination of time and performance-based awards in order to attract and retain talented executives and key employees, and to link compensation to performance of the Company’s stock over a multi-year period. LTIC Program awards are granted to our named executive officers, as well as other employee LTIC Program participants, in January of each fiscal year. The amount of awards granted to each executive is determined based on his performance and the Company’s performance during the prior fiscal year. We grant equity awards under the Equity Commonwealth 2015 Omnibus Incentive Plan, as amended (the “2015 Omnibus Plan”).
The Company’s named executive officers (and other employees who are eligible to receive long term incentive compensation as part of their annual compensation package) were given the option to elect to receive their 2020 LTIC Program awards (which were granted in January 2021) in the form of (i) restricted shares with time-based vesting requirements (“LTIC Shares”) and restricted share units with both time-based and performance-based vesting requirements (“LTIC RSUs”), or (ii) time-based and performance-based LTIP Units, which are discussed in more detail in the next paragraph.

LTIP Units are a special class of interests in EQC Operating Trust (the “Operating Trust”) that may be issued to employees, officers or trustees of the Operating Trust, the Company or their subsidiaries (“LTIP Units”). The Operating Trust is the entity through which we now conduct our business following our conversion to an UPREIT in 2016. LTIP Units are structured to qualify as “profits interests” for tax purposes. Each LTIP Unit will convert automatically into an OP Unit on a one-for-one basis when the LTIP Unit becomes vested and upon equalization of its capital account with the per-unit capital account of the OP Units (such equalization referred to as, a “Book-Up Event”). Holders of OP Units (other than the Company) generally have the right, commencing six months from the date of issuance of such OP Units, to cause the Operating Trust to redeem their OP Units in exchange for cash or, at the option of the Company, Common Shares on a one-for-one basis.
Each of the named executive officers elected to receive his 2020 LTIC Program awards in the form of LTIC Shares and LTIC RSUs, which were granted on January 25, 2021.
The following illustrations show the performance periods and vesting schedules for the LTIC Program awards. The duration of the LTIC Program awards is four years from start to finish including performance criteria and further vesting.
Performance-Based Awards (67% of LTIC Program Awards)

Time-Based Awards (33% of LTIC Program Awards)
Time-Based Awards. For each of our named executive officers, 33% of his target LTIC Program award in 2021 consisted of time-based LTIC Shares. In January 2021, each of our named executive officers received a grant of LTIC Shares, which, based on the closing price per share of our Common Shares of $28.25 on January 25, 2021, had the following value on the grant date:

Named Executive Officer	Number of LTIC Shares	Value of LTIC Shares
David A. Helfand	36,709	$1,037,029
David S. Weinberg	19,450	$549,463
Orrin S. Shifrin	11,867	$335,243
Bill Griffiths*	2,513	$70,992
Adam S. Markman*	15,830	$447,198
* Having been granted in January 2021, Mr. Griffiths’ and Mr. Markman’s awards reflect their respective positions prior to Mr. Markman’s departure and Mr. Griffiths’ appointment to the Chief Financial Officer role.

The LTIC Shares will vest 25% on the “Measurement Date” (as defined below) in February of the calendar year during which the second anniversary of the grant date occurs, 25% on the Measurement Date in February of the calendar year during which the third anniversary of the grant date occurs and 50% on the Measurement Date in February of the calendar year during which the fourth anniversary of the grant date occurs, subject to the executive’s continued employment with the Company through the applicable vesting date (except in the case of Mr. Markman, whose LTIC Shares vested upon his termination in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”). The term “Measurement Date” means either (i) the date in February of the applicable calendar year on which the Compensation Committee meets to determine the level of achievement of the performance criteria with respect to any performance-based awards or, (ii) if there are no such awards for which performance is required to be measured during the applicable calendar year, the first date in February of such calendar year on which the Compensation Committee meets or takes an action by unanimous written consent. Each LTIC Share entitles the named executive officer to receive any dividends declared on the Common Shares beginning on the grant date of the LTIC Share.
Performance-Based Awards. For each of our named executive officers, the other 67% of his target LTIC Program award for 2021 consisted of LTIC RSUs, which have time-based and performance-based vesting requirements. Each LTIC RSU represents the right to receive one Common Share. In January 2021, our named executive officers received grants of the following LTIC RSUs, reflecting the number of LTIC RSUs that each executive will earn if the applicable performance measure is achieved at the target level, which, based on the closing price per Common Share of $28.25 on January 25, 2021, had the following values on the grant date:

Named Executive Officer	Number of LTIC RSUs	Value of LTIC RSUs
David A. Helfand	74,529	$2,105,444
David S. Weinberg	39,490	$1,115,593
Orrin S. Shifrin	24,093	$680,627
Bill Griffiths*	5,101	$144,103
Adam S. Markman*	32,140	$907,955
* Having been granted in January 2021, Mr. Griffiths’ and Mr. Markman’s awards reflect their respective positions prior to Mr. Markman’s departure and Mr. Griffiths’ appointment to the Chief Financial Officer role.

The actual number of LTIC RSUs that each executive will earn will be between 0% and 249.25% of the number of units granted to him, depending on the achievement of the applicable performance criteria. Since the number of LTIC RSUs that will be earned, if any, will not be determined until the end of the three-year performance period, the actual value of the LTIC RSUs could be higher or lower than the foregoing target levels, depending on the Company’s achievement of the applicable performance criteria.
The primary performance measure for the LTIC RSUs is the TSR of the Common Shares over a three-year performance period relative to the TSRs of the companies that comprise the Nareit Office Index over the same period of time, provided that only companies that are public throughout the entire performance period will be included for purposes of calculating the relative TSR comparison. The secondary performance measure for the LTIC RSUs is absolute TSR if the Company’s TSR is negative.
After the Company’s TSR percentile is determined, the number of LTIC RSUs that will be earned by an executive will be determined by multiplying the number of units that was granted to the executive by the applicable percentage listed in the following table.

Company TSR Relative to Nareit Office Index TSRs over Performance Period	% of Granted LTIC RSUs Earned*
90th Percentile and Above	249.5%
80th Percentile	212.0%
70th Percentile	174.5%
60th Percentile	137.0%
50th Percentile (Target)	100.0%
40th Percentile	68.5%
30th Percentile	37.5%
25th Percentile	25.5%
Below 25th Percentile	0.0%
* The actual number of LTIC RSUs earned will be the number of units awarded to each named executive officer, which is the target number of units that can be earned, multiplied by the applicable percentage listed in the table above. The actual number of LTIC RSUs will be determined at the end of the three-year performance period. The percentages listed in the table above are rounded to the nearest 0.5%.

If the Company’s total TSR for the performance period is negative, any LTIC RSUs deemed earned based on the table above will be reduced by 25%. To the extent performance falls between two levels in the table above, linear interpolation will apply in determining the percentage of the LTIC RSUs that are earned. Any LTIC RSUs that do not become earned at the end of the performance period will be forfeited.
The LTIC RSUs will vest, if at all, as follows: (i) 50% following the conclusion of the performance period on the date that the Compensation Committee determines whether and to what extent the performance criteria have been achieved, and (ii) 50% on the Measurement Date in February of the calendar year during which the fourth anniversary of the grant date occurs, subject in each case to the executive’s continued employment with the Company through such date (except in the case of Mr. Markman, whose latter 50% will vest upon the performance measurement determination in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”). Earned LTIC RSUs will generally be paid out as soon as practicable following the applicable vesting date. The Compensation Committee believes that subjecting 50% of any earned LTIC RSUs to an additional one-year vesting period further serves to help retain our named executive officers.
The named executive officers will not be entitled to receive any dividends with respect to the Common Shares underlying the LTIC RSUs unless and until the LTIC RSUs are earned, at which time each executive will be entitled to receive an amount in cash equal to the aggregate amount of dividends that would have been paid in respect of the Common Shares underlying the executive’s earned LTIC RSUs had such Common Shares been issued to the executive on the first day of the performance period. Following the performance period, each executive will be entitled to receive, in respect of each earned LTIC RSU held by the executive, whether or not vested, an amount in cash equal to the per share amount of any dividend paid by the Company to the shareholders, which amount will be paid to the executive within 60 days following the date that the dividend is paid to the shareholders.

To the extent a named executive officer elects to receive his award under the LTIC Program in the form of LTIP Units, the named executive officer would receive an award consisting of (i) LTIP Units (equal to 33% of the target value of the LTIC award) subject to time-vesting requirements generally consistent with the vesting terms applicable to LTIC Shares (the “Time-Based LTIP Units”) and (ii) LTIP Units (equal to 67% of the target value of the LTIC award) subject to time-vesting and performance-vesting requirements generally consistent with the vesting terms applicable to LTIC RSUs (the “Performance-Based LTIP Units”). A Time-Based LTIP Unit generally entitles the holder thereof to receive the same per unit distributions as the other OP Units of the Operating Trust. A holder of Performance-Based LTIP Units will not be entitled to participate in distributions with respect to his Performance-Based LTIP Units until expiration of the applicable performance period, at which time he generally will become entitled to receive a special catch-up distribution in respect of his earned Performance-Based LTIP Units, if any, for the periods prior to such time.
Achievement of Performance-Based Awards. The chart below illustrates the performance for the outstanding LTIC RSUs and Performance-Based LTIP Units as of December 31, 2021 that were granted to our named executive officers from 2014 through 2018, compared to the grant date fair value of such awards. The target fair value amounts represent the grant date fair value of the performance-based awards based on the Monte Carlo simulation model conducted at the times the awards were granted. With respect to the LTIC RSUs granted to our named executive officers in 2014, 2015, 2016, 2017 and 2018, the chart shows the value of such LTIC RSUs that were earned in 2017, 2018, 2019, 2020 and 2021 based on actual performance measured at the end of their respective three-year performance periods (including, for this purpose, grants to Mr. Markman but not including grants to Mr. Griffiths in light of the CFO role transition timing).

Measured Awards

With respect to the LTIC RSUs granted to our named executive officers in 2019, 2020 and 2021, the chart below shows the value of each such grant that would be earned assuming a performance measurement date of, and the share price at, December 31, 2021 (including, for this purpose, grants to Mr. Markman, but not including grants to Mr. Griffiths in light of the CFO role transition timing). The actual number of LTIC RSUs in each such grant that will become earned will be determined at the end of the applicable performance period using relative TSR compared to our peers, and therefore the chart is not representative of the actual amount to be earned.
Unmeasured Awards
Note: Actual performance values are based on the share price at the time of measurement and first vesting. All performance-related values exclude accrued and paid catch-up distributions.
The use of the relative TSR metric for a significant portion of our long-term incentive compensation ensures that our compensation is aligned with the interests of our shareholders.
The target fair value amounts shown in the charts above represent the total accounting expense for each grant, which we recognize ratably over the applicable vesting period. We do not adjust this recorded expense either during the performance period or based on actual value received at the end of such period. Through December 31, 2021, the value of the awards that have completed their performance period is, in the aggregate, greater than the target fair value reported as an expense for such awards. For the awards that have not completed their performance period as of December 31, 2021, the value of the awards, assuming a performance measurement date of December 31, 2021, would be, in the aggregate, less than the target fair value recorded as an expense for such awards. The ultimate value of the 2019, 2020 and 2021 awards will be determined at their actual measurement date in the future, which may result in a value different than shown above. As discussed below, the performance of the 2019 awards was determined by the Compensation Committee on February 9, 2022.
Calculation of Three-Year Measurement for January 29, 2018 Performance-Based Awards. On February 9, 2021, the Compensation Committee approved the level of achievement of the performance measure with respect to the performance-based awards that were granted to our named executive officers on January 29, 2018. The Compensation Committee determined that the TSR of the Common Shares over the three-year performance period commencing on January 29, 2018 and ending on January 29, 2021, relative to the TSRs of the companies that comprised the Nareit Office Index over the same period of time, was in the 90th percentile. Accordingly, approximately 249.25% of the target performance-based awards granted to each executive became earned (184,425, 91,776, 59,491, 12,338, and 77,340 RSUs for Messrs. Helfand, Weinberg, Shifrin, Griffiths, and Markman, respectively). Fifty percent of such earned performance-based awards vested on February 9, 2021, when the Compensation Committee approved the performance measurement, and 50% vested on February 9, 2022 (except in the case of Mr. Markman, whose latter 50% vested upon the termination of his employment in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

Calculation of Three-Year Measurement for January 29, 2019 Performance-Based Awards. On February 9, 2022, the Compensation Committee approved the level of achievement of the performance measure with respect to the performance-based awards that were granted to our named executive officers on January 29, 2019. The Compensation Committee determined that the TSR of the Common Shares over the three-year performance period commencing on January 29, 2019 and ending on January 29, 2022, relative to the TSRs of the companies that comprised the Nareit Office Index over the same period of time, was in the 47th percentile. Accordingly, approximately 91.72% of the target performance-based awards granted to each executive became earned (59,017, 31,270, 19,078, 4,405, and 25,450 RSUs for Messrs. Helfand, Weinberg, Shifrin, Griffiths, and Markman, respectively). 50% of such earned performance-based awards vested on February 9, 2022, when the Compensation Committee approved the performance measurement, and 50% are scheduled to vest on the Measurement Date in February of 2023, subject to the terms and conditions of the applicable award agreements (except in the case of Mr. Markman, whose latter 50% also vested upon the performance measurement determination in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).
The treatment of the LTIC Shares, Time-Based LTIP Units, LTIC RSUs and Performance-Based LTIP Units upon a termination of the executive’s employment and/or a change in control of the Company, including pursuant to the terms of Mr. Markman’s March 1, 2021 Separation Agreement, is described below in the section entitled “Potential Payments Upon Termination or Change in Control.”
Employment Agreements or Severance Plans
Each of Messrs. Helfand, Weinberg, and Shifrin, is party to a Change in Control Agreement as described below in the section entitled “Change in Control Agreements.” Except for the March 1, 2021 Separation Agreement with Mr. Markman, the Company does not have any other employment agreements or severance arrangements with any of our named executive officers, other than the acceleration of all or a portion of their outstanding equity awards upon certain terminations of employment or in connection with a change in control of the Company, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The terms of Mr. Markman’s March 1, 2021 Separation Agreement are also described below in the section entitled “Potential Payments Upon Termination or Change in Control.”
Other Employee Benefits and Perquisites
We provide to all our employees, including our named executive officers, broad-based health and welfare benefits that are intended to help attract and retain employees. Our named executive officers are eligible to receive the same benefits, including life and health benefits and vacation, holiday and sick time, that are available to all employees. We do not provide executive perquisites to our named executive officers.
Other Compensation Practices and Policies
Stock Ownership Guidelines
We believe that equity ownership by our officers helps align their interests with our shareholders’ interests. To that end, we have adopted formal stock ownership guidelines applicable to all of our named executive officers with the following key terms:
•    Chief Executive Officer is required to own our securities equal in value to at least six times his base salary;
•    Each of our other named executive officers is required to own our securities equal in value to at least three times his base salary;
•    Each named executive officer has five years to comply with the ownership requirement and is required to hold shares at this level while serving in his position; and
•    Mandatory holding period that requires named executive officers to retain all net securities (after payment of applicable taxes) earned from any equity award until the applicable stock ownership requirement is achieved.
All of our named executive officers are in compliance with our stock ownership guidelines as of the date of this Proxy Statement. See the section below entitled “Trustee Compensation – Stock Ownership Guidelines” for a discussions of the stock ownership guidelines applicable to non-employee trustees.

Anti-Hedging and Anti-Pledging Policies
The Board has adopted restrictions on hedging and pledging securities issued by the Company pursuant to the Company’s Policy on Inside Information and Insider Trading. With respect to hedging, our trustees, employees (including executive officers) and their family members who reside with them are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale. With respect to pledging, trustees, employees (including executive officers) and their family members who reside with them are prohibited from holding securities issued by the Company in a margin account or pledging these securities as collateral for a loan. The Board may grant exceptions to this anti-pledging policy for trustees and executive officers and the Company’s Compliance Officer may grant such exceptions to other employees. No such exceptions have been granted for trustees, executive officers or their family members since the implementation of the policy on July 31, 2014.
Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, as amended in 2017, a publicly-held corporation (including the Company) generally is limited to a $1 million annual tax deduction for compensation paid to each of its “covered employees,” which limitation would apply to the Company to the extent the real estate investment trust’s distributive share of any compensation paid to its covered employees by our operating partnership exceeds the $1 million threshold (other than compensation attributable to certain grand-fathered equity grants).
While the Compensation Committee will consider the impact of Section 162(m) on its compensation arrangements going forward, it is only one of many factors, and it is anticipated that Compensation Committee will, in its discretion and when it deems appropriate, enter into compensation arrangements with those executives considered “covered employees” under which payments may not be fully deductible under Section 162(m).
Clawback Policy
The Compensation Committee adopted a clawback policy in 2014, pursuant to which, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document, and (ii) any profits realized from the sale of its securities during those 12 months. In March 2017, the Compensation Committee modified the clawback policy so that it now applies to all of our named executive officers. In connection with the requirement under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that we implement a policy providing for the recovery of incentive-based compensation subject to recoupment following a required accounting restatement, we intend to revise our clawback policy after final rules are issued by the Securities and Exchange Commission to conform to such rules.
2022 Compensation Actions
2022 Base Salaries
On January 26, 2022, the Compensation Committee determined that base salaries for our current named executive officers for fiscal year 2022 would remain unchanged from fiscal year 2021, with the exception of Mr. Griffiths, as set forth below:

Named Executive Officer	2022 Base Salary	Percentage Change in Base Salary
David A. Helfand	$824,000	0%
David S. Weinberg	$643,750	0%
Orrin S. Shifrin	$566,500	0%
Bill Griffiths	$500,000	30.5%
The salary increase for Mr. Griffiths reflects a review by the Compensation Committee of appropriate market data and adjustment to take into account his appointment, in April 2021, to the role of Chief Financial Officer, as well as his promotion to Executive Vice President effective February 14, 2022.

2022 STIP Performance Goals
Also on January 26, 2022, the Compensation Committee determined that, consistent with fiscal years 2018 through 2021, 67% of award determinations under the STIP for fiscal year 2022 will be based on the achievement of corporate performance metrics, and 33% of award determinations under the STIP for fiscal year 2022 will be based on the achievement of individual performance goals. The threshold, target and maximum annual bonus amounts under the STIP for fiscal year 2022, as a percentage of their respective annual base salaries, remained the same as the corresponding amounts for fiscal year 2021 for Messrs. Helfand, Weinberg and Shifrin and, for Mr. Griffiths, was adjusted to reflect his new role and position, with such amounts set as follows: 75%, 150% and 225%, respectively, for Mr. Helfand; and 50%, 100% and 150%, respectively, for each of Messrs. Weinberg, Shifrin and Griffiths.
2021 LTIC Program Awards
Since the current Board and management team took over in 2014, the Company has adopted an annual LTIC Program that has remained relatively unchanged. On January 26, 2022, the Compensation Committee approved the grant of equity awards to our named executive officers for fiscal year 2021 performance and to motivate future performance and further align the interests of our named executive officers and our shareholders pursuant to the LTIC Program. The named executive officers (and other employees who are eligible to receive long-term incentive compensation as part of their annual compensation package) were given the option to elect to receive their 2021 LTIC Program awards in the form of (i) LTIC Shares and LTIC RSUs or (ii) LTIP Units. Each of our named executive officers elected to receive his 2021 LTIC Program awards in the form of LTIC Shares and LTIC RSUs.
For each of our current named executive officers, 33% of the executive’s target LTIC Program award consists of LTIC Shares and 67% consists of LTIC RSUs. The table below lists the 2021 LTIC Program awards that were granted by the Compensation Committee to each named executive officer in January 2022, which were all granted under the 2015 Omnibus Plan.

Named Executive Officer	Time-Based LTIC Shares	Performance-Based LTIC RSUs
David A. Helfand	40,667	82,567
David S. Weinberg	21,548	43,748
Orrin S. Shifrin	13,146	26,691
Bill Griffiths	5,306	10,773
LTIC Shares. Based on the closing price per Common Share of $25.50 on January 26, 2022, the LTIC Shares granted to Messrs. Helfand, Weinberg, Shifrin and Griffiths had a grant date value of $1,037,009, $549,474, $335,223 and $135,303, respectively.
LTIC RSUs. Based on the closing price per Common Share of $25.50 on January 26, 2022, the number of LTIC RSUs that will be earned by the executives if the Company’s performance is at the target level had a value on the grant date of $2,105,459, $1,115,574, $680,621 and $274,712 for Messrs. Helfand, Weinberg, Shifrin and Griffiths, respectively. The actual number of LTIC RSUs that each executive will earn will be between 0% and 249.25% of the number of LTIC RSUs granted to him, depending on the achievement of the applicable performance criteria. Since the number of LTIC RSUs that will be earned, if any, will not be determined until the end of the three-year performance period, the actual value of the LTIC RSUs could be higher or lower than the foregoing target levels, depending on the Company’s achievement of the applicable performance criteria.
The LTIC Shares and LTIC RSUs granted in 2022 have the same terms and conditions as the LTIC Shares and LTIC RSUs granted in 2021, as described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation.” The treatment of the LTIC Shares and LTIC RSUs granted in 2022 upon a termination of the executive’s employment and/or a change in control of the Company is the same as the treatment of the LTIC Shares and LTIC RSUs granted in 2021 in such circumstances, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2022 Annual Meeting of Shareholders, and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Gerald A. Spector, Chair
Peter Linneman
James A. Star

EXECUTIVE COMPENSATION
Summary Compensation Table
The following Summary Compensation Table includes the 2019, 2020, and 2021 compensation data for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David A. Helfand President, Chief Executive Officer and Trustee	2021	824,000	—	3,859,442[1]	1,582,791[4]	8,000[5]	6,274,233
	2020	824,000	—	3,509,479[2]	1,025,839[4]	8,000[5]	5,367,318
	2019	800,000	—	3,557,983[3]	1,661,963[4]	8,000[5]	6,027,946
Bill Griffiths Executive Vice President, Chief Financial Officer and Treasurer	2021	383,112	—	264,167[1]	410,000[4]	8,000[5]	1,065,279

David S. Weinberg Executive Vice President and Chief Operating Officer	2021	643,750	—	2,044,949[1]	824,370[4]	8,000[5]	3,521,069
	2020	643,750	—	1,859,510[2]	534,291[4]	8,000[5]	3,045,551
	2019	625,000	—	1,885,198[3]	865,606[4]	8,000[5]	3,383,804
Orrin S. Shifrin Executive Vice President, General Counsel and Secretary	2021	566,500	—	1,247,645[1]	725,446[4]	8,000[5]	2,547,591
	2020	566,500	—	1,134,499[2]	470,176[4]	8,000[5]	2,179,175
	2019	550,000	—	1,150,132[3]	761,733[4]	8,000[5]	2,469,865
Adam S. Markman Former Executive Vice President, Chief Financial Officer and Treasurer	2021	141,625[6]	—	1,664,339[1]	—[4]	3,617,384[5]	5,423,348
	2020	566,500	—	1,513,422[2]	410,176[4]	8,000[5]	2,498,098
	2019	550,000	—	1,534,298[3]	761,733[4]	8,000[5]	2,854,031
1    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to the named executive officer on January 25, 2021, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the LTIC RSUs, and based on the assumptions described in Note 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of the LTIC Shares ($1,037,029 for Mr. Helfand, $70,992 for Mr. Griffiths, $549,463 for Mr. Weinberg, $335,243 for Mr. Shifrin, and $447,198 for Mr. Markman) is equal to the closing price per Common Share on the date of grant, $28.25, multiplied by the number of shares granted (36,709 for Mr. Helfand, 2,513 for Mr. Griffiths, 19,450 for Mr. Weinberg, 11,867 for Mr. Shifrin, and 15,830 for Mr. Markman). The grant date fair value of the LTIC RSUs ($2,822,413 for Mr. Helfand, $193,175 for Mr. Griffiths, $1,495,486 for Mr. Weinberg $912,402 for Mr. Shifrin and $1,217,142 for Mr. Markman) is based on a Monte Carlo simulation model, representing the number of LTIC RSUs that would be earned by the executive if the target level of performance is achieved (74,529 for Mr. Helfand, 5,101 for Mr. Griffiths, 39,490 for Mr. Weinberg, 24,093 for Mr. Shifrin and 32,140 for Mr. Markman), as such level of achievement represents the probable outcome as of the grant date. The number of LTIC RSUs that would be earned by the executive if the maximum level of performance is achieved is 185,764 for Mr. Helfand, 12,714 for Mr. Griffiths, 98,429 for Mr. Weinberg, 60,052 for Mr. Shifrin and 80,109 for Mr. Markman.
2    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to the named executive officer on January 27, 2020, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the LTIC RSUs, and based on the assumptions described in Note 12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of the LTIC Shares ($1,006,808 for Mr. Helfand, $533,458 for Mr. Weinberg, $325,475 for Mr. Shifrin, and $434,175 for Mr. Markman) is equal to the closing price per Common Share on the date of grant, $32.81, multiplied by the number of shares granted (30,686 for Mr. Helfand, 16,259 for Mr. Weinberg, 9,920 for Mr. Shifrin, and 13,233 for Mr. Markman). The grant date fair value of the LTIC RSUs ($2,502,671 for Mr. Helfand, $1,326,052 for Mr. Weinberg, $809,024 for Mr. Shifrin, and $1,079,247 for Mr. Markman) is based on a Monte Carlo simulation model, representing the number of LTIC RSUs that would be earned by the executive if the target level of performance is achieved (62,302 for Mr. Helfand, 33,011 for Mr. Weinberg, 20,140 for Mr. Shifrin, and 26,867 for Mr. Markman), as such level of achievement represents the probable outcome as of the grant date. The number of LTIC RSUs that would be earned by the executive if the maximum level of performance is achieved is 155,288 for Mr. Helfand, 82,280 for Mr. Weinberg, 50,199 for Mr. Shifrin, and 66,966 for Mr. Markman.
3    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to the named executive officer on January 29, 2019, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the LTIC RSUs, and based on the assumptions described in Note 12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of the LTIC Shares ($1,006,823 for Mr. Helfand, $533,450 for Mr. Weinberg, $325,452 for Mr. Shifrin, and $434,169 for Mr. Markman) is equal to the closing price per Common Share on the date of grant, $31.77, multiplied by the number of shares granted (31,691 for Mr. Helfand, 16,791 for Mr. Weinberg, 10,244 for Mr. Shifrin, and 13,666 for Mr. Markman). The grant date fair value of the LTIC RSUs ($2,551,160 for Mr. Helfand, $1,351,748 for Mr. Weinberg, $824,680 for Mr. Shifrin, and $1,100,129 for Mr. Markman) is based on a Monte Carlo simulation model, representing the number of LTIC RSUs that would be earned by the executive if the target level of performance is achieved (64,342 for Mr. Helfand, 34,092 for Mr. Weinberg, 20,799 for Mr. Shifrin, and 27,746 for Mr. Markman), as such level of achievement represents the probable outcome as of the grant date. The number of LTIC RSUs that would be earned by the executive if the maximum level of performance is achieved is 160,372 for Mr. Helfand, 84,974 for Mr. Weinberg, 51,842 for Mr. Shifrin, and 69,157 for Mr. Markman.
4    Represents the amount of the annual cash bonus earned by the executive under the STIP for fiscal years 2021, 2020, and 2019, as applicable. See the section above entitled “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive Compensation” for additional information about the STIP.
5    For each executive other than Mr. Markman, represents employer matching contributions to the Company’s 401(k) plan. For Mr. Markman, $8,000 represents employer matching contribution to the Company’s 401(k) plan and the remainder represents severance payments paid to Mr. Markman accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”.
6     Represents Mr. Markman’s salary for the partial year of his employment with the Company, ending March 31, 2021.

Grants of Plan-Based Awards
The following table sets forth information with respect to grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
David A. Helfand	1/25/21	618,000	1,236,000	1,854,000
	1/25/21				18,908	74,529	185,764		2,822,413[4]
	1/25/21							36,709[3]	1,037,029[5]
Bill Griffiths	1/25/21	136,005	272,010	408,015
	1/25/21				1,294	5,101	12,714		193,175[4]
	1/25/21							2,513[3]	70,992[5]
David S. Weinberg	1/25/21	321,875	643,750	965,625
	1/25/21				10,019	39,490	98,429		1,495,486[4]
	1/25/21							19,450[3]	549,463[5]
Orrin S. Shifrin	1/25/21	283,250	566,500	849,750
	1/25/21				6,112	24,093	60,052		912,402[4]
	1/25/21							11,867[3]	335,243[5]
Adam S. Markman	1/25/21	—	—	—
	1/25/21				8,154	32,140	80,109		1,217,142[4]
	1/25/21							15,830[3]	447,198[5]
1    These amounts represent potential payouts under our STIP with respect to fiscal year 2021 performance, with the “maximum” amount representing 1.5x the Executive’s target bonus opportunity, which does not take into account special circumstances such as, in 2021, Mr. Griffiths’ appointment to the role of CFO. The annual cash bonus amounts earned by the named executive officers under the STIP for fiscal year 2021, which are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above, are as follows: (i) Mr. Helfand, $1,582,791; (ii) Mr. Griffiths, $410,000; (iii) Mr. Weinberg, $824,370; and (iv) Mr. Shifrin, $725,446. Due to his departure, Mr. Markman did not receive a separate bonus under the STIP with respect to 2021.
2    The amount in the “Target” column represents the number of LTIC RSUs granted to Messrs. Helfand, Griffiths, Weinberg, Shifrin and Markman on January 25, 2021, and is the target number of LTIC RSUs that the executive may earn under the award. The LTIC RSUs are market-based grants that will be earned based upon the Company’s TSR relative to the TSRs of the companies that comprise the Nareit Office Index over a three-year performance period, with any earned LTIC RSUs vesting 50% following the performance period and 50% on the Measurement Date in February of the calendar year during which the fourth anniversary of the date of grant occurs (except in the case of Mr. Markman, whose latter 50% will also vest upon the performance measurement determination in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”). The executive will earn between 0% and 249.25% of the number of the LTIC RSUs granted to him depending on the achievement of the performance criteria over the performance period. The executive will earn the target number of LTIC RSUs if the Company’s relative TSR performance over the three-year performance period is in the 50th percentile. The amount in the “Maximum” column represents the number of LTIC RSUs that the executive will earn if the Company’s relative TSR performance over the three-year performance period is in the 90th percentile, which is the maximum number of LTIC RSUs that the executive may earn under the award. The amount in the “Threshold” column represents the number of LTIC RSUs that the executive will earn if the Company’s relative TSR performance over the three-year performance period is in the 25th percentile, which is the minimum level of performance that will still result in a portion of the LTIC RSUs being earned by the executive (none of the LTIC RSUs will be earned if performance is below the 25th percentile).
3    Reflects the number of LTIC Shares granted to Messrs. Helfand, Griffiths, Weinberg, Shifrin and Markman on January 25, 2021. The LTIC Shares vest 25% on the Measurement Date in February of the calendar year in which the second anniversary of the grant date occurs, 25% on the Measurement Date in February of the calendar year in which the third anniversary of the grant date occurs, and 50% on the Measurement Date in February of the calendar year in which the fourth anniversary of the grant date occurs (except in the case of Mr. Markman, whose latter 50% vested upon the termination of his employment in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).
4    Represents the aggregate grant date fair value of the LTIC RSUs granted during 2021 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and based on the assumptions described in Note 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
5    Represents the aggregate grant date fair value of the LTIC Shares granted during 2021 computed in accordance with FASB ASC Topic 718 and based on the assumptions described in Note 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
EQC may provide long-term equity compensation to employees, trustees, officers, consultants and advisors of the Company and its subsidiaries pursuant to the 2015 Omnibus Plan. The purpose of the 2015 Omnibus Plan is to provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and provide a means of obtaining, rewarding and retaining key personnel. The 2015 Omnibus Plan is administered by the Compensation Committee, which has the authority to select persons to whom awards will be granted and to determine the terms and conditions of such awards. The following types of awards may be granted under the 2015 Omnibus Plan, subject to the limitations set forth in the 2015 Omnibus Plan: stock options; stock appreciation rights; restricted stock; stock units; unrestricted stock; dividend equivalent rights; performance shares and other performance-based awards; limited partnership interests in the partnership entity through which the Company conducts its business; other equity-based awards; and cash bonus awards.
The key terms of the LTIC Shares and LTIC RSUs granted to the named executive officers on January 25, 2021, which were granted under the 2015 Omnibus Plan, are described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation.”

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information with respect to each of the named executive officer’s outstanding equity awards at December 31, 2021.

Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
David A. Helfand	1/25/21	36,709	950,763	18,908	489,717
	1/27/20	30,686	794,767	62,302	1,613,622
	1/29/19	23,768	615,591	160,372	4,253,646
	1/29/18	110,434	2,860,241	—	—
Bill Griffiths	1/25/21	2,513	65,087	1,294	33,515
	1/27/20	2,359	61,098	4,789	124,035
	1/29/19	1,773	45,921	11,969	309,997
	1/29/18	7,387	191,323	—	—
David S. Weinberg	1/25/21	19,450	503,755	10,019	259,492
	1/27/20	16,259	421,108	33,011	854,985
	1/29/19	12,593	326,159	84,974	2,200,835
	1/29/18	54,956	1,423,360	—	—
Orrin S. Shifrin	1/25/21	11,867	307,355	6,112	158,301
	1/27/20	9,920	256,928	20,140	521,626
	1/29/19	7,683	198,990	51,842	1,342,695
	1/29/18	35,623	922,636	—	—
Adam S. Markman	1/25/21	—	—	8,154	211,186
	1/27/20	—	—	26,867	695,855
	1/29/19	—	—	69,157	1,791,164
1    Reflects the number of LTIC Shares granted to the executive on January 25, 2021, January 27, 2020, January 29, 2019, and January 29, 2018, respectively, as well as the number of LTIC RSUs granted to the executive on January 29, 2018, which became earned on February 7, 2021 and remain subject to time-based vesting conditions (except in the case of Mr. Markman which vested or will vest upon the performance measurement determination in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”). The LTIC Shares granted in 2018, 2019, 2020 and 2021 vest 25% on the Measurement Date in February of the calendar year in which the second anniversary of the grant date occurs, 25% on the Measurement Date in February of the calendar year in which the third anniversary of the grant date occurs, and 50% on the Measurement Date in February of the calendar year in which the fourth anniversary of the grant date occurs (except in the case of Mr. Markman, which vested upon his termination in accordance with the terms of his March 1, 2021 Separation Agreement as described below in the section entitled “Potential Payments Upon Termination or Change in Control”). The LTIC RSUs granted in 2018 that remained outstanding as of December 31, 2021 vested on February 9, 2022.
2    Amounts reported are based on the closing market price of our Common Shares as of December 31, 2021 ($25.90), which was the last trading day of 2021.
3    Reflects the number of LTIC RSUs that the executive would earn in respect of the units granted to him on January 25, 2021, January 27, 2020, and January 29, 2019, as applicable, based on achieving the threshold level of performance for LTIC RSUs granted in 2021, target level performance for LTIC RSUs granted in 2020, and maximum level of performance for the LTIC RSUs granted in 2019. The number of LTIC RSUs earned by the executive depends on the actual performance level achieved by the Company for the applicable three-year performance period.

Option Exercises and Stock Vested
The following table sets forth information with respect to the stock vested for each of the named executive officers during the fiscal year ended December 31, 2021. We do not have any outstanding options.

Name	Stock Awards[1]
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
David A. Helfand	196,664	5,697,356
Bill Griffiths	13,394	388,024
David S. Weinberg	98,122	2,842,594
Orrin S. Shifrin	63,445	1,838,022
Adam S. Markman	168,189	4,802,224
1    Reflects LTIC Shares that vested on February 9, 2021 (33,775 for Mr. Helfand; 2,355 for Mr. Griffiths; 17,063 for Mr. Weinberg; 10,900 for Mr. Shifrin and 14,258 for Mr. Markman), as well as LTIC RSUs that vested on February 9, 2021 (162,889 for Mr. Helfand; 11,039 for Mr. Griffiths; 81,059 for Mr. Weinberg; 52,545 for Mr. Shifrin; and 68,308 for Mr. Markman). In addition, 46,953 LTIC Shares and 38,670 LTIC RSUs vested on April 8, 2021 for Mr. Markman in connection with his departure.
2    The value realized upon vesting equals the closing market price of our Common Shares on the date of vesting ($28.97 on February 9, 2021 and $28.15 on April 8, 2021) multiplied by the number of shares/LTIPs vested.
Potential Payments Upon Termination or Change in Control
The LTIC Program awards granted to the named executive officers, the key terms of which are described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation,” provide for the accelerated vesting of the awards in the event of certain terminations of employment or a change in control of the Company, as described below. In April 2019, the Company entered into Change in Control Agreements with each of its then-named executive officers, which are described below in the section entitled “Change in Control Agreements.” As of December 31, 2021, the named executive officers (other than Mr. Markman) were not entitled to receive any other severance payments or benefits upon a termination of employment or a change in control of the Company. In connection with his departure on March 31, 2021, Mr. Markman and the Company entered into a Separation Agreement, the terms of which are described below.
LTIC Program Awards – LTIC Shares and Time-Based LTIP Units
If a named executive officer’s employment with the Company is terminated (i) by the Company without “Cause,” (ii) by the executive for “Good Reason,” (iii) due to the executive’s “Retirement,” or (iv) due to the executive’s death or “Disability” (as such terms are defined in the equity award agreements) (any such termination, a “Qualified Termination”), then the executive’s unvested LTIC Shares and Time-Based LTIP Units, as applicable, will vest as of the date of termination on a pro rata basis, determined based on the number of days that the executive was employed by the Company during the four-year vesting period. If the executive’s Qualified Termination occurs within twelve months after a “Change in Control” (as such term is defined in the equity awards agreements), in which the LTIC Shares and Time-Based LTIP Units are assumed by the acquirer or surviving entity in the Change in Control transaction, then the executive’s unvested LTIC Shares and Time-Based LTIP Units, as applicable, will become fully vested on the date of termination.
If a Change in Control occurs prior to the fourth anniversary of the grant date and while the executive is an employee of the Company, and the LTIC Shares and Time-Based LTIP Units are not assumed by the acquirer or surviving entity in the Change in Control transaction, then the executive’s unvested LTIC Shares and Time-Based LTIP Units, as applicable, will become fully vested as of the date of the Change in Control.
Each Time-Based LTIP Unit and earned Performance-Based LTIP Unit will convert automatically into an OP Unit on a one for one basis when the LTIP Unit becomes vested and upon a Book-Up Event. Holders of OP Units (other than the Company) generally have the right, commencing six months from the date of issuance of such OP Units, to cause the Operating Trust to redeem their OP Units in exchange for cash or, at the option of the Company, Common Shares on a one for one basis.

LTIC Program Awards – LTIC RSUs and Performance-Based LTIP Units
If, during the performance period, the named executive officer’s employment with the Company is terminated as a result of a Qualified Termination, then the number of LTIC RSUs and Performance-Based LTIP Units, as applicable, that are earned by the executive will be determined at the end of the three-year performance period based on the achievement of the performance criteria. The executive’s earned LTIC RSUs and Performance-Based LTIP Units, as applicable and if any, will become vested as of the date that the Compensation Committee determines the achievement of the performance criteria on a pro rata basis, determined based on the number of days that the executive was employed by the Company during the four-year period commencing on the first day of the performance period. If the executive’s Qualified Termination occurs during the performance period and within twelve months after a Change in Control in which the LTIC RSUs and Performance-Based LTIP Units are assumed by the acquirer or surviving entity in the Change in Control transaction, then any LTIC RSUs and Performance-Based LTIP Units that become earned after the end of the three-year performance period will become fully vested as of the date the Compensation Committee determines the achievement of the performance criteria. With respect to any earned LTIC RSUs and Performance-Based LTIP Units, as applicable, held by the named executive officer for which the performance period is complete but for which the additional vesting period is incomplete prior to the executive’s Qualified Termination, such earned LTIC RSUs and Performance-Based LTIP Units, as applicable, will become fully vested as of the date of the executive’s Qualified Termination. The named executive officer will be issued one Common Share for each earned LTIC RSU that vests in accordance with the provisions described above, less applicable withholding taxes, as soon as practicable following the applicable vesting date (but in no event later than 60 days after such vesting date).
If, during the performance period, a Change in Control occurs while the named executive officer is an employee of the Company and the LTIC RSUs and Performance-Based LTIP Units are not assumed by the acquirer or the surviving entity in the Change in Control transaction, then the executive’s LTIC RSUs and Performance-Based LTIP Units, as applicable, will be deemed earned based on the actual level of achievement of the performance criteria measured as of the date of the Change in Control, as determined by the Compensation Committee based on the 40-day trailing average price per Common Share. Any such earned LTIC RSUs and Performance-Based LTIP Units will be fully vested. With respect to any earned LTIC RSUs and Performance-Based LTIP Units, as applicable, held by the executive for which the performance period is complete but for which the additional vesting period is incomplete, such earned LTIC RSUs and Performance-Based LTIP Units, as applicable, will become fully vested as of the date of the Change in Control. The named executive officer will be issued one Common Share for each earned LTIC RSU that vests in accordance with the provisions described above, less applicable withholding taxes, on the date of the Change in Control.
Change in Control Agreements
Effective April 24, 2019, following the Board’s prior approval, the Company and Equity Commonwealth Management LLC entered into Change in Control Agreements (the “CIC Agreements”) with each of our then-named executive officers. The Company adopted the CIC Agreements because it believed that they would serve as an effective retentive measure to provide the named executive officers with certain assurances regarding the benefits that will be payable if a Change in Control (as defined in the 2015 Omnibus Plan) occurs and their employment is terminated upon certain termination scenarios, as described below.
Under the CIC Agreements, upon a termination by the Company without Cause or by the named executive officer for Good Reason (as such defined terms are set forth below, and consistent with the definitions of such terms in the 2015 Omnibus Incentive Plan and the equity award agreements issued under such plan) that occurs (i) within the six-month period prior to or two-year period following a Change in Control; or (ii) at any time, if in connection with or in anticipation of a Change in Control (each, a “Qualifying Termination”), the applicable named executive officer will be entitled to, subject to his execution and delivery of an irrevocable release of claims against the Company: (i) a lump sum payment equal to three times the sum of (x) the named executive officer’s annual base salary (at the rate in effect as of the date of termination, or, if greater, as of the date of the Change in Control (as applicable)), and (y) the two-year average of the most recently earned STIP awards; (ii) a lump sum payment equal to the most recently earned STIP award multiplied by a fraction, the numerator of which is the number of days the named executive officer is employed by the Company during the year in which termination occurs and the denominator of which is 365; and (iii) a lump sum payment equal to the amount that would have been payable by the Company for the cost of continued family coverage under the Company’s medical plan for a specified period following the date of termination (36 months for Mr. Helfand and 24 months for the other applicable named executive officers). The applicable named executive officer will also be entitled to receive any accrued benefits (which will not be subject to a release), including, without limitation, any unpaid STIP award for the year prior to the year in which termination occurs, in the amount approved or to be approved by the Compensation Committee, payable in a lump sum at the time the Company pays STIP bonuses to active employees.
In addition, the CIC Agreements provide that, in the event the applicable named executive officer experiences a Qualifying Termination in connection with or in anticipation of, or within the two-year period following, a Change in Control in which the then-outstanding equity awards are assumed, the awards will be treated as follows: (i) any awards subject to solely time vesting (“Time-Based Awards”) will become fully vested as of the date of termination; and (ii) any awards subject to performance vesting (“Performance-Based Awards”) will remain outstanding and eligible to become earned at the end of the applicable performance period based on achievement of the applicable performance criteria, as determined by the Compensation Committee, with any such earned awards becoming fully vested as of the date of such determination and settled in accordance with the terms of the applicable award agreements. The CIC Agreements also provide that, in the event that an applicable named executive officer experiences a Qualifying Termination within the six-month period prior to a Change in Control in which the awards are assumed: (i) the unvested portion of any Time-Based Awards that would otherwise be forfeited by the named executive officer upon his termination of employment will remain outstanding and become fully vested as of the date of the Change in Control; and (ii) any Performance-Based Awards will become fully vested, to the extent earned based on achievement of the applicable performance criteria, upon the later of the date of the Change in Control and the date of the Compensation Committee’s determination of achievement of the applicable performance criteria. Pursuant to the applicable equity award agreements of the named executive officers, if a Change in Control occurs in which the awards are not assumed, then the awards will become fully vested as of the date of the Change in Control, subject, in the case of Performance-Based Awards, to the achievement of the applicable performance criteria measured as of the Change in Control.
Pursuant to the CIC Agreements, a “best-net” cutback provision will be applied if any payment made to the applicable named executive officer in connection with a Change in Control, including but not limited to any payment under the CIC Agreement, would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, meaning that the named executive officer will either: (i) receive all the payments and benefits to which he is entitled, subject to the excise tax; or (ii) have such payments and benefits reduced by the minimum amount necessary so that the excise tax would not apply, if such reduction would result in a greater net after-tax benefit to the named executive officer. In addition, the CIC Agreements provide that the named executive officer is subject to a perpetual confidentiality covenant.
For purposes of the CIC Agreements, “Cause” means: (i) the named executive officer’s conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act by him involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate of the Company; (ii) the named executive officer’s gross negligence or willful misconduct in connection with the performance of his duties to the Company; (iii) a material breach by the named executive officer of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between him and the Company or an affiliate of the Company; or (iv) a material violation by the named executive officer of state or federal securities laws. For purposes of the CIC Agreements, “Good Reason” means the occurrence of one or more of the following without the named executive officer’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the named executive officer describing the applicable circumstances giving rise to Good Reason (which notice must be provided by the named executive officer within 90 days of the named executive officer’s knowledge of the applicable circumstances); provided, however, that in order for the named executive officer to terminate his employment for Good Reason, the named executive officer must terminate employment within 60 days following the end of the Company’s cure period if the circumstances giving rise to Good Reason have not been cured: (i) any material, adverse change in the named executive officer’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the named executive officer’s base salary or bonus opportunity; or (iii) a geographical relocation of the named executive officer’s principal office location by more than 50 miles.

Quantification of Payments
The following table sets forth quantitative information with respect to potential payments to each of the named executive officers or their beneficiaries upon a termination of employment and/or a change in control of the Company in various circumstances as described above, assuming a termination of employment and/or a change in control of the Company occurred, in each case, on December 31, 2021, which was the last business day of fiscal year 2021. The amounts reported are based on the closing market price of our Common Shares as of December 31, 2021 ($25.90). The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as salary, the prior year’s annual bonus, or payments or benefits generally available to all salaried employees of the Company.

Name	Qualified Termination not in connection with a Change in Control	Qualified Termination in connection with a Change in Control (Awards Assumed)[1]	Change in Control without Termination (Awards not Assumed)[2]	Change in Control without Termination (Awards Assumed)[3]
David A. Helfand
Cash Severance[4]	—	8,049,852	—	—
LTIC Shares – Value of Accelerated Vesting[5]	1,518,328	2,833,072	2,833,072	—
LTIC RSUs – Value of Accelerated Vesting[6]	4,835,664	7,598,672	5,545,743	—
Total	6,353,992	18,481,596	8,378,815	—
Bill Griffiths
Cash Severance[4]	—	—	—	—
LTIC Shares – Value of Accelerated Vesting[5]	109,184	203,652	203,652	—
LTIC RSUs – Value of Accelerated Vesting[6]	341,382	540,300	398,394	—
Total	450,566	743,952	602,046	—
David S. Weinberg
Cash Severance[4]	—	4,848,356	—	—
LTIC Shares – Value of Accelerated Vesting[5]	789,566	1,485,883	1,485,883	—
LTIC RSUs – Value of Accelerated Vesting[6]	2,485,256	3,949,258	2,861,493	—
Total	3,274,822	10,283,497	4,347,376	—
Orrin S. Shifrin
Cash Severance[4]	—	4,273,123	—	—
LTIC Shares – Value of Accelerated Vesting[5]	490,502	915,513	915,513	—
LTIC RSUs – Value of Accelerated Vesting[6]	1,561,538	2,454,724	1,791,073	—
Total	2,052,040	7,643,360	2,706,586	—
1    With respect to the amounts in the column entitled “Qualified Termination in connection with a Change in Control (Awards Assumed),” we assumed that the LTIC Shares and LTIC RSUs were assumed by the acquirer or surviving entity in the Change in Control transaction and a Qualified Termination occurred within six months prior to or two years following, or in connection with or anticipation of, a Change in Control.
2    With respect to the amounts in the column entitled “Change in Control without Termination (Awards not Assumed),” we assumed that the LTIC Shares and LTIC RSUs were not assumed by the acquirer or surviving entity in the Change in Control transaction.
3    With respect to the amounts in the column entitled “Change in Control without Termination (Awards Assumed),” we assumed that the LTIC Shares and LTIC RSUs were assumed by the acquirer or surviving entity in the Change in Control transaction
4    With respect to Messrs. Helfand, Weinberg, and Shifrin, pursuant to their CIC Agreements, cash severance includes three times current annual salary, three times average cash incentive compensation paid in last two years, a pro-rata portion of the STIP bonus for calendar year 2021 (calculated for this purpose based on the full bonus payable for 2021) and two years of continuation of healthcare benefits, except Mr. Helfand who receives three years of healthcare continuation. As of December 31, 2021, Mr. Griffiths does not have a CIC Agreement and is not otherwise entitled to cash severance payments in the event of these termination events.
5    In the circumstance of a Qualified Termination not in connection with a Change in Control, the LTIC Shares will vest on a pro rata basis. Accordingly, for purposes of the “Qualified Termination not in Connection with a Change in Control” column in the table above, we determined the number of LTIC Shares that will vest based on (i) the number of days that have elapsed from the applicable grant date (January 29, 2018, January 29, 2019, January 27, 2020, and January 25, 2021, respectively) through December 31, 2021, compared to (ii) the total number of days during the four-year period commencing on the applicable grant date. Pursuant to the CIC Agreements, the LTIC Shares constitute ”double-trigger” arrangements because the vesting of the LTIC Shares will not accelerate upon a Change in Control in which such awards are assumed by the acquirer or surviving entity in the Change in Control transaction unless the named executive officer experiences a Qualified Termination within six months prior to or two years following, or in connection with or anticipation of, a Change in Control in which the award is assumed. In connection with such a Qualified Termination, the LTIC Shares will become fully vested as of the date of termination or Change in Control, as applicable. In the circumstance in which there is a Change in Control but no termination, and the LTIC Shares are not assumed by the acquirer or surviving entity in the Change in Control transaction, such awards will become fully vested as of the date of the Change in Control.
6    For purposes of the “Qualified Termination not in connection with a Change in Control” and “Qualified Termination in connection with a Change in Control (Awards Assumed)” columns in the table above we assumed: (i) 100% of the earned LTIC RSUs, granted to the executives on January 29, 2018 that were measured on February 9, 2021 fully vested, and (ii) 100% of the LTIC RSUs granted to the executives on January 29, 2019, January 27, 2020, and January 25, 2021, respectively, will be earned at the end of the three-year performance period, which is the number of LTIC RSUs that the executives will earn if the target level of performance is achieved. For unearned LTIC RSUs the actual number of such awards that would be earned will be determined at the end of the performance period based on the achievement of the performance criteria. The executives will earn between 0% and 249.25% of the LTIC RSUs depending on the achievement of the performance criteria. In the circumstance of a Qualified Termination not in connection with a Change in Control, the LTIC RSUs for which performance has not been measured will be earned and vest at the end of the performance period on a pro rata basis. Accordingly, for purposes of the “Qualified Termination not in connection with a Change in Control” column, we determined the number of such LTIC RSUs that will vest based on (x) the number of days that have elapsed from the beginning of the applicable performance period (January 29, 2019, January 27, 2020, and January 25, 2021, respectively) through December 31, 2021, compared to (y) the total number of days during the four-year period commencing on the first day of the performance period. Pursuant to the CIC Agreements, the LTIC RSUs constitute “double-trigger” arrangements because the vesting of the LTIC RSUs will not accelerate upon a Change in Control in which such awards are assumed by the acquirer or surviving entity in the Change in Control transaction unless the named executive officer experiences a Qualified Termination within six months prior to or two years following, or in connection with or anticipation of, a Change in Control in which the award is assumed. In connection with such a Qualified Termination, LTIC RSUs will remain eligible to become earned at the end of the applicable performance period based on achievement of the applicable performance criteria, with the awards fully vesting on the date of such determination or the date of the Change in Control, as applicable. In the circumstance in which there is a Change in Control but no termination, and the LTIC RSUs are not assumed by the acquirer or surviving entity in the Change in Control transaction, the LTIC RSUs will be deemed earned based on the actual level of achievement of the performance criteria measured as of the date of the Change in Control and any earned LTIC RSUs will become fully vested. Accordingly, for purposes of the ”Change in Control without Termination (Awards not Assumed)” column, assuming a Change in Control occurred on December 31, 2021 and based on performance measured as of such date, the LTIC RSUs granted in 2021 would be deemed to not be earned, the LTIC RSUs granted in 2020 would be deemed earned between the threshold and target levels of performance, the LTIC RSUs granted in 2019 would be deemed earned between target and the maximum level of performance and the unvested LTIC RSUs granted in 2018 would be earned at their measured level of performance, and all such earned LTIC RSUs would become fully vested.
Separation Agreement with Adam S. Markman
Mr. Markman’s employment with the Company terminated as of March 31, 2021 (the “Separation Date”). In connection with Mr. Markman’s employment termination, the Company and Mr. Markman entered into a Separation Agreement and Release (the “Separation Agreement”), a copy of which was filed as an exhibit to the Company’s Annual Report on Form 10-Q for the quarter ending March 31, 2021. Pursuant to the Separation Agreement, Mr. Markman delivered to the Company an irrevocable general release of claims, and he received his salary and vacation pay through the Separation Date as well as the following:
•    $101,139, for his pro rata cash bonus for service in 2021, calculated as follows: his 2020 annual cash bonus award of $410,176 (the “2020 Annual Cash Bonus Award”), multiplied by a fraction, the numerator of which is the number of days in 2021 through the Separation Date and the denominator of which is 365;
•    An amount equal to three (3) times the sum of (x) Mr. Markman’s current annual base salary of $566,500, and (y) $585,955, which is the average of the 2020 Annual Cash Bonus Award and his 2019 annual cash bonus award of $761,733; and
•    $50,880, which amount is equal to (x) twenty-four (24) multiplied by (y) the employer’s portion of the monthly premium in effect on the Separation Date for family coverage under the Company’s group health plan.
Further, pursuant to the Separation Agreement: (i) all outstanding Time-Based Awards held by Mr. Markman became fully vested as of the Separation Date, and (ii) all outstanding Performance-Based Awards held by Mr. Markman as of the Separation Date remain eligible to become earned, vested and settled based on, and at the time that, the actual level of achievement of the applicable performance criteria is determined at the end of the applicable performance period for such Performance-Based Awards.

Pay Ratio Disclosure
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).
In identifying our median employee, we calculated the annual total cash compensation paid to each of our employees for the year ended December 31, 2021, excluding our Chief Executive Officer. Total cash compensation for these purposes included base salary and bonus, and was calculated using internal payroll records. We selected the median employee based on the 25 employees who were employed by us as of November 1, 2021, excluding our Chief Executive Officer, as determined under Item 402 of Regulation S-K (“Item 402 Compensation”).
The 2021 Item 402 Compensation for our Chief Executive Officer was $6,274,233. The 2021 Item 402 Compensation for our median employee was $334,701. The ratio of our Chief Executive Officer’s Item 402 Compensation to our median employee’s Item 402 Compensation for fiscal year 2021 is 19 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above may not be appropriate to use as a basis for comparison between companies.

TRUSTEE COMPENSATION

Overview of Trustee Compensation Program

The terms of the compensation program for trustees of the Company excluding Messrs. Zell and Helfand (collectively, the “Independent Trustees”) are as follows:

Annual Retainer
Cash	$60,000
Equity (restricted shares or Time-Based LTIP Units)	$100,000
Total	$160,000

Additional Annual Compensation
Lead Independent Trustee	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Governance Committee Chair	$15,000
Audit Committee Member	$8,000
Compensation Committee Member	$6,000
Governance Committee Member	$6,000

We will also reimburse Independent Trustees for travel expenses incurred in connection with their activities on our behalf.

The Board has determined that Mr. Zell is not independent because of, among other things, the role Mr. Zell plays for the Company. Mr. Zell does not receive the compensation or expense reimbursement discussed above. Mr. Zell’s compensation is discussed below under the heading “Compensation for the Chairman of the Board.”

Members of our Board who are also our employees do not receive any additional compensation for their services on the Board. Therefore, Mr. Helfand did not receive any additional compensation for his service on the Board beyond his compensation as an executive officer, described earlier in this Proxy Statement under the heading “Executive Compensation.”

Equity Awards Granted to Independent Trustees

On June 23, 2021, the Compensation Committee approved the grant of 3,701 restricted Common Shares to each of Ms. Chube, Mr. Linneman, Ms. Robertson, Mr. Spector and Mr. Star, and 3,701 Time-Based LTIP Units to Mr. Edelman, in each case in satisfaction of his or her annual equity retainer for fiscal year 2021. Each of these grants will vest on the first anniversary of the grant date of the award, subject to the trustee’s continued service as a trustee throughout such period. All such restricted shares and Time-Based LTIP Units will fully vest upon a “Change in Control” (as such term is defined in the equity award agreements) or the death of the trustee.

All of the equity grants to the trustees described above were made under the 2015 Omnibus Plan.
Compensation for the Chairman of the Board

Mr. Zell serves as our Chairman of the Board and provides invaluable contributions to the Company given his unique leadership capabilities along with his extraordinary real estate and business experience. Mr. Zell's contributions go above and beyond those of a typical chairman. In 2021, Mr. Zell dedicated a considerable amount of time to sourcing and evaluating various investment opportunities to create long-term value for EQC shareholders. Mr. Zell also contributes the following to the Company:
•    Mr. Zell is one of the foremost authorities on real estate investment and management as well as a globally-recognized expert on public and private capital markets;
•    Mr. Zell has a distinctive skillset based on his more than fifty years in the real estate industry, including exceptional financial acumen, extensive investment and management experience, and wide-ranging business and strategic expertise;
•    Mr. Zell brings to the Company well-recognized brand value and a distinguished reputation in our industry that comes from his years of experience and his unparalleled role in the evolution of the REIT industry, in connection with which he is recognized as one of the founders of today’s public real estate industry having created two of the largest REITs in the country;

•    Mr. Zell has valuable and unequalled industry and community relationships, stature and contacts. His reputation, relationships and industry experience bring the Company selective opportunities to which we might not otherwise have access;
•    Mr. Zell has an exceptional track record and reputation for successfully leading companies with a focus on corporate governance and proper alignment of management and shareholder interests, including his role in the successful founding and building of Equity Commonwealth as an internally managed company, aligning the interests of our shareholders with management, and assembling an experienced team of professionals to turn around what was an undervalued and under managed portfolio of disparate real estate assets;
•    Mr. Zell’s insight in general and into the REIT industry in particular plays an integral role in the Company’s making of decisions in the best interests of our shareholders; and
•    Mr. Zell has regular interaction with the Company’s executive team regarding strategy, balance sheet management and other high-level matters, and he will continue to play an instrumental role with the Company.

Mr. Zell does not receive any cash compensation for serving as Chairman of the Board. Instead, to directly align his interests with those of our shareholders, Mr. Zell’s compensation is solely comprised of an annual grant of equity awards that generally have the same terms and conditions as the LTIC Program awards issued to our named executive officers. The aggregate grant date fair value of Mr. Zell’s annual grant of equity on January 25, 2021 equaled approximately $2.46 million, and included the following key terms:
•    33% of Mr. Zell’s target LTIC Program award was granted in the form of LTIC Shares;
•    67% of Mr. Zell’s target LTIC Program award was granted in the form of LTIC RSUs; and
•    Mr. Zell’s LTIC Program awards generally have the same terms and conditions (including time and performance-based vesting conditions) as the LTIC Program awards granted to our named executive officers, as described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long Term Equity Compensation,” except that Mr. Zell’s LTIC Shares and LTIC RSUs (i) vest on a pro rata basis if Mr. Zell’s service terminates due to his death and (ii) vest in full if Mr. Zell dies or is no longer Chairman of the Board within 12 months of a “Change in Control” transaction (as such term is defined in Mr. Zell’s equity award agreement) in which the awards are assumed by the acquirer or surviving entity in such a transaction.
Based on the foregoing, the Board believes that Mr. Zell’s compensation, which is in consideration for his employment as Chairman and is 100% forward looking to ensure alignment of his interests with those of our shareholders, is appropriate and in the best interests of our Company and our shareholders.
Stock Ownership Guidelines

We believe that equity ownership by our trustees helps align their interests with our shareholders’ interests. To that end, we have adopted formal stock ownership guidelines applicable to all of our non-employee trustees with the following key terms:
•    Required to own our securities equal in value to at least four times his or her annual base cash retainer;
•    Five years to comply with the ownership requirement and required to hold shares at this level while serving in his or her position; and
•    Mandatory holding period that requires non-employee trustees to retain all net securities (after payment of applicable taxes) earned from any equity award until the applicable stock ownership requirement is achieved.
All of our non-employee trustees are in compliance with our stock ownership guidelines as of the date of this Proxy Statement.

Trustee Compensation Table for Fiscal Year 2021

The table below sets forth information regarding trustee compensation for fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)	Total ($)
Sam Zell	—	2,456,330[1]	2,456,330
Ellen-Blair Chube	70,176	100,001[2]	170,177
Martin Edelman	66,000	100,001[2]	166,001
Peter Linneman	101,132	100,001[2]	201,133
Mary Jane Robertson	80,000	100,001[2]	180,001
Gerald Spector	70,715	100,001[2]	170,716
James Star	78,132	100,001[2]	178,133
Edward Glickman (service ended 6/23/2021)	32,692	—[3]	32,692
James Lozier (service ended 6/23/2021)	31,730	—[3]	31,730
Kenneth Shea (service ended 6/23/2021)	36,058	—[3]	36,058
1    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to Mr. Zell on January 25, 2021, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the LTIC RSUs, and based on the assumptions described in Note 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of the LTIC Shares ($660,005) is equal to the closing price per Common Share on the date of grant, $28.25, multiplied by the number of units granted (23,363). The grant date fair value of the LTIC RSUs ($1,796,326) is based on a Monte Carlo simulation model, representing the number of LTIC RSUs that would be earned by Mr. Zell if the target level of performance is achieved (47,434), as such level of achievement represents the probable outcome as of the grant date. The number of LTIC RSUs that would be earned by Mr. Zell if the maximum level of performance is achieved is 118,229. The LTIC Shares represent 33% of Mr. Zell’s target LTIC Program award and are subject to time-based vesting conditions, and the LTIC RSUs represent 67% of his target LTIC Program award and are subject to both time-based and performance-based vesting conditions. The LTIC RSUs awarded to Mr. Zell are fully at-risk, as he will earn between 0% and 249.25% of the LTIC RSUs based on the achievement of the applicable performance measure, as described above in the section entitled “Trustee Compensation – Equity Awards Granted to Sam Zell.” As of December 31, 2021, Mr. Zell held 50,024 LTIC Shares, 20,116 Time-Based LTIP Units, 145,689 LTIC RSUs and 40,841 Performance-Based LTIP Units in the aggregate. The awards granted to Mr. Zell, as a non-independent Trustee, generally have the same terms and conditions as the LTIC Program awards issued to our named executive officers.
2    Represents the aggregate grant date fair value of the 3,701 LTIC Shares awarded to each of Ms. Chube, Mr. Linneman, Ms. Robertson, Mr. Spector, and Mr. Star, as well as the 3,701 Time-Based LTIP Units granted to Mr. Edelman, on June 23, 2021, computed in accordance with FASB ASC Topic 718 and based on the assumptions described in Note 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of the LTIC Shares and Time-Based LTIP Units is equal to the closing price per Common Share on the date of grant, $27.02, multiplied by the number of shares or units granted. These LTIC Shares and Time-Based LTIP Units vest on the first anniversary of the grant date of the award. As of December 31, 2021, Ms. Chube, Mr. Linneman, Ms. Robertson, Mr. Spector, and Mr. Star each held 3,701 LTIC Shares in the aggregate, and Mr. Edelman held 3,701 Time-Based LTIP Units in the aggregate.
3    Mr. Glickman, Mr. Lozier and Mr. Shea each retired from service as a Trustee on June 23, 2021, having not stood for re-election to the Board.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)[1]	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders[2]	1,979,572	—	1,526,730
Equity compensation plans not approved by security holders	—	—	—
Total	1,979,572	—	1,526,730
1    Represents outstanding Performance-Based Awards in the form of LTIC RSUs and Performance-Based LTIP Units, a portion of which are subject to additional time-based vesting following their performance measurement. The number of Performance-Based Awards set forth above includes 260,000 Performance-Based Awards for which performance has already been measured but, as of December 31, 2021, remain subject to time-based vesting, and 1,719,572 Performance-Based Awards for which performance has not been measured and have been included for this purpose at the potential maximum payout level.
2    Represents the 2015 Omnibus Plan. The number of Common Shares authorized under the 2015 Omnibus Plan was 5,750,000 as of December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the information set forth below is as of April 14, 2022, the Record Date for the Annual Meeting. The following table sets forth information regarding the beneficial ownership of our Common Shares (excluding any fractional shares that may be beneficially owned by such persons) by: (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding Common Shares; and (2) each of our named executive officers, each of our trustees, and our executive officers and trustees as a group. Unless otherwise indicated, (1) the address of each identified person or entity is: c/o Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and (2) we believe that each owner named below has sole voting and investment power for all our Common Shares shown to be beneficially owned by that person or entity. Except as set forth below, as of April 14, 2022, we do not know of any outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act with respect to any of the beneficial owners set forth below.

Name of Beneficial Owner	Number of Shares and Units(1)	Percent of All Shares(2)	Percent of All Shares and Units(3)
Beneficial Owners of More Than 5% of Our Common Shares
The Vanguard Group(4)	18,540,010	16.5%	16.5%
BlackRock, Inc.(5)	12,442,056	11.0%	11.0%
Nuance Investments, LLC(6)	13,757,319	12.2%	12.2%
T. Rowe Price(7)	11,811,581	10.5%	10.5%
Named Executive Officers
David A. Helfand(8)	911,542	*	*
David S. Weinberg(9)	340,766	*	*
Orrin S. Shifrin(10)	234,345	*	*
Bill Griffiths(11)	73,557	*	*
Adam S. Markman (service ended 3/31/2021)(12)	278,336	*	*
Trustees
Sam Zell(13)	935,510	*	*
Ellen-Blair Chube	6,227	*	*
Martin L. Edelman(14)	33,100	*	*
Peter Linneman	33,809	*	*
Mary Jane Robertson	33,100	*	*
Gerald A. Spector(15)	133,100	*	*
James A. Star(16)	69,931	*	*
All Named Executive Officers & Trustees as a Group (twelve persons)	3,083,323	2.5%	2.7%
*    Less than 1% of our Common Shares.
1    Our Charter and bylaws place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares, unless an exception is granted by the Company. Numbers include all Common Shares, OP Units and Time-Based LTIP Units (regardless of whether a Book-Up Event has occurred).
2    The percentages indicated are based upon the number of Common Shares held by the officer or trustee divided by 112,670,136 of our Common Shares outstanding as of April 14, 2022.
3    The percentages indicated are based upon the number of Common Shares, OP Units and Time-Based LTIP Units held by the officer or trustee (as calculated in footnote 1 above) divided by 112,670,136, which represents the number of our Common Shares outstanding as of April 14, 2022, plus all OP Units and Time-Based LTIP Units that such person owns, assuming such OP Units and Time-Based LTIP Units are deemed to have been redeemed for Common Shares, but such Common Shares are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
4    This information is as of December 31, 2021, and is based solely on a Schedule 13G/A filed with the SEC on February 10, 2022, by The Vanguard Group (“Vanguard Group”). According to that Schedule 13G/A, the address of Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Group reports aggregate beneficial ownership of 18,540,010 Common Shares, with sole power to vote zero Common Shares, shared power to vote 240,536 Common Shares, sole power to dispose of 18,209,337 Common Shares and shared power to dispose of 330,673 Common Shares. Vanguard Group reports that it and certain of its subsidiaries serve as investment advisors for clients that have acquired our Common Shares that are listed in that Schedule 13G/A.
5    This information is as of December 31, 2021, and is based solely on a Schedule 13G/A filed with the SEC on March 11, 2022, by BlackRock, Inc. (“BlackRock”). Based on the information provided in that Schedule 13G/A, the address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reports beneficial ownership of 12,442,056 Common Shares, with sole power to vote 11,519,834 Common Shares and sole power to dispose of 12,442,056 Common Shares. BlackRock reports that it is the parent holding company for certain subsidiaries that have acquired our Common Shares and that are listed in that Schedule 13G/A.
6    This information is as of December 31, 2021, and is based solely on a Form 13F filed with the SEC on February 9, 2022, by Nuance Investments, LLC (“Nuance Investments”). Based on the information provided in that Form 13F, the address of Nuance Investments is 4900 Main Street, Suite 220, Kansas City, MO 64112. Nuance Investments reports beneficial ownership of 13,757,319 Common Shares, with sole power to vote all 13,757,319 Common Shares and sole power to dispose of all 13,757,319 Common Shares.
7    This information is as of December 31, 2021, and is based solely on a Schedule 13G/A filed with the SEC on March 10, 2022, by T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) and T. Rowe Price Mid-Cap Value Fund, Inc. (“T. Rowe Price Mid-Cap”) (T. Rowe

Price Mid-Cap together with T. Rowe Price Associates, “T. Rowe Price”). Based on the information provided in that Schedule 13G/A, the address of T Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates reports beneficial ownership and sole power to dispose of 11,811,581 Common Shares and sole voting power for 4,561,907 Common Shares, and T. Price Mid-Cap reports beneficial ownership of and sole voting power for 7,183,407 Common Shares. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates serves as investment adviser with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
8    Includes 290 Common Shares held by EGI-CW Holdings, L.L.C. (“EGI-CW”). Mr. Helfand is a member of EGI-Fund (14-16) Investors, L.L.C. (“EGI-Fund (14-16)”), which is a member of EGI-CW. These 290 Common Shares represent only the number of shares in which Mr. Helfand has a pecuniary interest in accordance with his proportionate interest in EGI-Fund (14-16).
9    Held by the David S. Weinberg Revocable Trust, of which Mr. Weinberg is the trustee and a beneficiary.
10    Held by the Orrin S. Shifrin Revocable Trust, of which Mr. Shifrin is the trustee and a beneficiary.
11    Includes 54,764 Common Shares and 12,047 OP Units held by the William Harden Griffiths Revocable Trust, of which Mr. Griffths is the trustee and a beneficiary. Also includes 6,746 Common Shares held by BGAC Investments LLC, of which Mr. Griffiths and his spouse are members. Mr. Griffiths disclaims beneficial ownership of the securities held by BGAC Investments LLC, except to the extent of his pecuniary interest therein.
12    Mr. Markman’s service as the Executive Vice President, Chief Financial Officer and Treasurer ended March 31, 2021. This information is as of April 8, 2021 based on information available to the Company as of such date. Includes 205,019 Common Shares and 73,317 Time-Based LTIP Units and OP Units held by The Adam and Sarah Markman Trust, of which Mr. Markman is the co-trustee and a beneficiary.
13    Held by the Samuel Zell Revocable Trust, of which Mr. Zell is the trustee and a beneficiary, including 155,508 Time-Based LTIP Units and OP Units. Excludes 2,584,300 shares that are held by EGI-CW, which is indirectly controlled by Chai Trust Company, LLC (“Chai”). Two entities, in which trusts established for the benefit of Mr. Zell’s family, the trustee of each of which is Chai, indirectly own interests, are members of EGI-CW. Mr. Zell is not an officer or a director of Chai and does not have voting or dispositive power over the shares, and therefore disclaims beneficial ownership thereof, except to the extent of any pecuniary interest therein indirectly held by his family.
14    Includes 13,025 Time-Based LTIP Units and OP Units held directly by Mr. Edelman. The remaining 20,075 shares are held by 3MB Associates, LLC, in which Mr. Edelman has an indirect pecuniary interest.
15    Includes 3,184 OP Units held directly by Mr. Spector and 100,000 Common Shares held by the Gerald A. Spector Revocable Trust, of which Mr. Spector is the trustee and a beneficiary.
16    Excludes 246,702 shares held by Crown Investment Series LLC – Series 45 (“Crown Series 45”), in which trusts established for the benefit of Mr. Star’s wife and children indirectly own interests. Crown Series 45 is indirectly controlled by Longview Asset Management LLC, of which Mr. Star is Executive Chairman. Mr. Star disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Transactions with Related Persons

Our Code of Business Conduct and Ethics prohibits trustees and executive officers from engaging in transactions that may result in a conflict of interest with us. However, the Code of Business Conduct and Ethics allows exceptions to this prohibition, but only if a majority of the disinterested trustees approves the transaction or the transaction has otherwise been approved pursuant to our Related Party Transaction Policy. According to our Related Party Transaction Policy and our Audit Committee’s charter, our Audit Committee must review any transaction involving a trustee, officer or 5% shareholder that may create a conflict of interest. The Audit Committee must either approve or reject the transaction or refer the transaction to the full Board, excluding any interested trustees.

Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website, www.eqcre.com.

Related Person Transactions

Two North Riverside Plaza Joint Venture Limited Partnership

Effective July 20, 2015, we entered into a lease with Two North Riverside Plaza Joint Venture Limited Partnership, an entity associated with Mr. Zell, our Chairman, to occupy office space on the twentieth and twenty-first floors of Two North Riverside Plaza in Chicago, Illinois (the “20th/21st Floor Office Lease”). The initial term of the lease was approximately five years, expiring on December 31, 2020. We made improvements to the office space utilizing the $0.7 million tenant improvement allowance pursuant to the lease. In connection with the 20th/21st Floor Office Lease, we also had a storage lease with Two North Riverside Plaza Joint Venture Limited Partnership for storage space in the basement of Two North Riverside Plaza. We terminated the storage lease, effective August 31, 2020.

In December 2020, we entered into an amendment to the 20th/21st Floor Office Lease extending the lease term for one year, through December 31, 2021, with no renewal options. The lease payment for the extended term was approximately $0.3 million.

In December 2021, we entered into an amendment to the 20th/21st Floor Office Lease extending the lease term for one year, through December 31, 2022, with no renewal options. The lease payment for the extended term is approximately $0.35 million.

Indemnification

The Maryland statute governing a REIT formed under the laws of Maryland, or the Maryland REIT law, permits a Maryland REIT to include in its charter a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for (i) liability resulting from actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established in a judgment or other final adjudication as being material to the cause of action. Our Charter contains such a provision that allows us to eliminate the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that:

•    the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•    the director or officer actually received an improper personal benefit in money, property or services; or
•    in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•    a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•    a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our Charter and bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and to pay, reimburse or advance reasonable expenses to:

•    any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•    any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, officer or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our Charter and bylaws also permit us, with the approval of our Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Our bylaws specify that any indemnification or payment or reimbursement of the expenses as described above will be made in accordance with the procedures provided by the MGCL for directors of Maryland corporations.

MISCELLANEOUS

Other Matters to Come Before the Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the proxy card will vote all proxies solicited by this Proxy Statement as recommended by the Board, or, if no such recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2023 Annual Meeting of Shareholders

Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2023 annual meeting of shareholders must be received at our principal executive offices on or before December 27, 2022, in order to be considered for inclusion in our proxy statement for our 2023 annual meeting of shareholders, provided that if we hold our 2023 annual meeting on a date that is more than 30 days before or after June 21, 2023, shareholders must submit proposals for inclusion in our 2023 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless conditions specified in the rule are met.

In addition, any shareholder who wishes to propose a nominee to the Board or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the shareholders for the 2023 annual meeting must be received no earlier than November 27, 2022 and no later than 5:00 p.m., Central Time, December 27, 2022. However, in the event that the 2023 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day prior to the date of the meeting or the tenth day following the date of the first public announcement of the meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other record holders of our Common Shares may participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you write to us at Investor Relations, Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, or call us at (312) 646-2801. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 21, 2022

This Proxy Statement and our 2021 Annual Report are available on our website at www.eqcre.com. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

Additional copies of this Proxy Statement and our Annual Report will be furnished to our shareholders upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this Proxy Statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021 for a reasonable fee.

By Order of the Board of Trustees

Orrin S. Shifrin
Executive Vice President,
General Counsel and Secretary
Chicago, Illinois
April 26, 2022

SCAN TO
VIEW MATERIALS & VOTE

AUTHORIZE YOUR PROXY BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 20, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EQC2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 20, 2022. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity Commonwealth, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Equity Commonwealth in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically by e-mail or over the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D75455-P68956

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY COMMONWEALTH

Our Board of Trustees Recommends You Vote "FOR" the Nominees for Trustee in Proposal 1 and "FOR" Proposals 2 and 3.

	For All	Withhold All	For All Except
1. To elect the nominees named in our proxy statement to our Board of Trustees	☐	☐	☐

01) Sam Zell
02) Ellen-Blair Chube
03) Martin L. Edelman
04) David A. Helfand
05) Peter Linneman
06) Mary Jane Robertson
07) Gerald A. Spector
08) James A. Star

Our Board recommends you vote "FOR" Proposal 1.

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of our named executive officers. **Our Board recommends you vote "FOR" Proposal 2.**	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. **Our Board recommends you vote "FOR" Proposal 3.**	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person indicating title.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EQUITY COMMONWEALTH
ANNUAL MEETING OF SHAREHOLDERS
June 21, 2022, 1:30 p.m. Central Time
www.virtualshareholdermeeting.com/EQC2022

D75456-P68956

EQUITY COMMONWEALTH

Proxy

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Equity Commonwealth annual meeting of shareholders, including our annual report and proxy statement, are available on the internet.

This proxy is solicited on behalf of the Board of Trustees of Equity Commonwealth.

The undersigned shareholder of Equity Commonwealth, a Maryland real estate investment trust, or the Company, hereby appoints David A. Helfand and Orrin S. Shifrin, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/EQC2022 on June 21, 2022, at 1:30 p.m. Central Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

See reverse for voting instructions.